As filed with the Securities and Exchange Commission on June 8, 2004

Registration No. 333-114691

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WILLIAM LYON HOMES	WILLIAM LYON HOMES, INC.
[See Table of Additional Registrants On Following Page] (Exact Name of Registrant as Specified in Its Charter)

Delaware	California
(State or Other Jurisdiction of Incorporation or Organization)

1531	1531
(Primary Standard Industrial Classification Code Number)

33-0864902	33-0253855
(I.R.S. Employer Identification Number)

4490 Von Karman Avenue

Newport Beach, California 92660

Phone: (949) 833-3600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Wade H. Cable

President

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, California 92660

Phone: (949) 833-3600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Andrew W. Gross, Esq.

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

(310) 277-1010

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (1)
7 1/2% Senior Notes due 2014	$150,000,000	100%	$150,000,000	$19,005
Guarantees of 7 1/2% Senior Notes due 2014	$150,000,000	*	*	$0(2)

(1)	The amount of the registration fee paid herewith was calculated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended and was paid on April 21, 2004 in connection with the filing of the original Registration Statement.
(2)	William Lyon Homes, the parent company of the issuer, and all of its existing and certain of its future restricted subsidiaries will guarantee the payment of the 7 1/2% Senior Notes due 2014. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no filing fee is required.
*	Not applicable.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Guarantor Registrant	Jurisdiction of Organization or Incorporation	IRS Employer Identification Number

California Equity Funding, Inc.	California	33-0830016
Duxford Financial, Inc.	California	33-0640824
HSP, Inc.	California	33-0636045
Lyon Montecito, LLC	California	75-3101931
OX I Oxnard, L.P.	California	33-0960120
PH-LP Ventures	California	33-0799119
PH-Rielly Ventures	California	33-0827710
PH Ventures-San Jose	California	33-0785089
Presley CMR, Inc.	California	33-0603862
Presley Homes	California	33-0905035
St. Helena Westminster Estates, LLC	Delaware	33-0842940
Sycamore CC, Inc.	California	33-0981307
The Ranch Golf Club Co.	California	33-0013333
William Lyon Southwest, Inc.	Arizona	86-0978474

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2004

PROSPECTUS

OFFER TO EXCHANGE

$150,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF

7 1/2% SENIOR NOTES DUE 2014 (INCLUDING THE GUARANTEES THEREOF)

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

FOR ANY AND ALL OUTSTANDING 7 1/2% SENIOR NOTES DUE 2014

(INCLUDING THE GUARANTEES THEREOF)

ISSUED BY WILLIAM LYON HOMES, INC.

This exchange offer expires at 5:00 p.m., New York City time, on                 , 2004, unless extended.

William Lyon Homes, Inc. hereby offers to exchange up to $150,000,000 aggregate principal amount of its 7 1/2% senior notes due 2014 (including the guarantees thereof), which have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which this prospectus is part, for a like principal amount of its 7 1/2% senior notes due 2014 (including the guarantees thereof) outstanding on the date hereof upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. The terms of the new notes are identical in all material respects to those of the old notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes. The new notes will be issued pursuant to, and entitled to the benefits of, the indenture, dated as of February 6, 2004, among William Lyon Homes, Inc., its parent company, William Lyon Homes, and all of its existing and certain of its future restricted subsidiaries, as guarantors, and U.S. Bank National Association, as trustee. William Lyon Homes, Inc. will not receive any proceeds from the exchange offer. The exchange will not be a taxable event for U.S. federal income tax purposes. We intend to apply to list the new notes on the New York Stock Exchange.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period necessary to comply with applicable law in connection with such resales, but in no event more than 180 days after the effective date of this registration statement. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 10 of this prospectus before deciding whether or not to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Notice to New Hampshire Residents

Neither the fact that a registration statement or an application for a license has been filed under chapter 421-b of the New Hampshire Uniform Securities Act with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-b is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.

The date of this prospectus is             , 2004

[Inside Front Cover]

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with the document. Information incorporated by reference is available from us without charge. You may obtain information incorporated by reference by writing or telephoning us at the following address and phone number:

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, California 92660

Phone: (949) 833-3600

To obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Therefore, you must request this information no later than                  , 2004.

i

Prospectus summary

The following summary highlights information contained elsewhere in this prospectus and should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in the notes and participating in the exchange offer discussed under the “Risk factors” section beginning on page 10. Unless otherwise noted, the terms “we,” “our” and “us” refer to William Lyon Homes and its subsidiaries. In this prospectus, “California Lyon” refers to William Lyon Homes, Inc., a California corporation, and “Delaware Lyon” refers to its parent corporation, William Lyon Homes, a Delaware corporation. Unless the context indicates otherwise, “on a combined basis’’ means the total of operations in consolidated projects and in unconsolidated joint venture projects.

THE COMPANY

We are primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. Since the founding of our predecessor in 1956, on a combined basis we have sold over 59,000 homes. We conduct our homebuilding operations through five geographic divisions: Southern California, San Diego, Northern California, Arizona and Nevada. For the twelve months ended March 31, 2004, on a consolidated basis we had revenues from home sales of $1.1 billion and delivered 2,568 homes. In addition, for the twelve months ended March 31, 2004, our unconsolidated joint ventures had revenues from home sales of $247.7 million and delivered 524 homes. The Company presents information related to its unconsolidated joint ventures as such information represents an important aspect of the Company’s business as well as a substantial portion of its operating income; however, the financial statements of the unconsolidated joint ventures are not combined or consolidated with the Company’s consolidated financial statements.

We consider ourselves an opportunistic niche builder with expertise in all aspects of the homebuilding industry. We design, construct and sell a wide range of homes designed to meet the specific needs of each of our markets. We primarily emphasize sales to entry-level and move-up home buyers and we believe that this diversified product strategy enables us to best serve a wide range of buyers and adapt quickly to a variety of market conditions. As of March 31, 2004, we marketed our homes through 47 sales locations in both our consolidated projects and projects being developed in unconsolidated joint ventures. For the twelve months ended March 31, 2004, the average sales price for homes delivered on a combined basis was $420,000, with base sales prices ranging from $119,000 to $1,825,000 and with square footage ranging from 1,207 to 5,770.

Our land acquisition strategy, as a merchant homebuilder, is to undertake projects with life-cycles of 24-36 months, in order to reduce development and market risk. We believe our inventory of owned lots is adequate to supply our homebuilding operations at current levels for approximately six years. As of March 31, 2004, on a combined basis, we controlled 20,875 lots, of which 7,452 were owned.

For the twelve months ended March 31, 2004, on a combined basis we generated 3,778 net new home orders, a 56% increase over the 2,429 net new home orders generated for the twelve months ended March 31, 2003. The backlog of homes sold but not closed as of March 31, 2004 was 1,755, a 64% increase over the 1,069 as of March 31, 2003.

As of March 31, 2004, we had $569.3 million of indebtedness. In addition, subject to restrictions in the indenture for the notes, we may incur substantial additional indebtedness.

Our principal executive offices are located at 4490 Von Karman Avenue, Newport Beach, California 92660 and our telephone number is (949) 833-3600.

The exchange offer

The following summary is not intended to be complete. For a more detailed description of the exchange offer and the new notes, see “The exchange offer” and “Description of the notes.”

Exchange Offer

Exchange Offer	We are offering to exchange new notes for the old notes issued on February 6, 2004 for aggregate net proceeds of approximately $146.5 million, after giving effect to offering expenses of approximately $3.5 million. The old notes may only be exchanged in multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted.

Resales Without Further Registration

We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended, provided that:

➢       you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

➢       you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer; and

➢       you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives new notes for its own account in exchange for original notes that were acquired by such broker or dealer as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the new notes.

Expiration Date	5:00 p.m., New York City time, on [ ], 2004 unless we extend the exchange offer.

Exchange Offer; Registration Rights Amendments	You have the right to exchange the old notes that you hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes, and the new notes will not provide for liquidated damages.

Accrued Interest on the New Notes and Old Notes

The new notes will bear interest from February 6, 2004 (or the date interest will have been most recently paid on the old notes). Holders of old notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such old notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon certain customary conditions which we may waive and upon compliance with securities laws.

Procedures for Tendering Original Notes

Each holder of old notes wishing to accept the exchange offer must:

➢       complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

➢       arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the old notes to the exchange agent.

Special Procedures for Beneficial Holders	If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

You must comply with the applicable procedures for tendering if you wish to tender your old notes and:

➢       time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer;

➢       you cannot complete the procedure for book-entry transfer on time; or

➢       your old notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have further exchange or registration rights and your old notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the old notes will be adversely affected.

Material United States Federal Income Tax Considerations

The exchange of old notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly:

➢       no gain or loss will be realized by a U.S. holder upon receipt of a new note;

➢       a holder’s holding period for new notes will include the holding period for old notes; and

➢       the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the old notes exchanged at the time of such exchange.

See “Summary of material United States federal income tax considerations.”

Accounting Treatment	The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the new notes will be amortized over the term of the notes. See “The exchange offer—Accounting Treatment.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of proceeds.”

The New Notes

Issuer	William Lyon Homes, Inc.

Notes Offered	$150,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2014. The new notes have terms substantially identical to those of our currently outstanding $150.0 million principal amount of 7 1/2% Senior Notes due 2014 that were issued on February 6, 2004.

Interest	Interest will be payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2004.

Maturity Date	February 15, 2014.

Form and Terms

The form and terms of the new notes will be the same as the form and terms of the old notes except that:

➢       the new notes will bear a different CUSIP number from the old notes;

➢       the new notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

➢       you will not be entitled to any exchange or registration rights with respect to the new notes, and the new notes will not provide for liquidated damages.

The new notes will evidence the same debt as the old notes. They will be entitled to the benefits of the indenture governing the old notes and will be treated under the indenture as a single class with the old notes.

Optional Redemption

We may redeem the new notes, in whole or part, at any time on or after February 15, 2009 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

In addition, prior to February 15, 2007, we may redeem up to 35% of the aggregate principal amount of the new notes with the proceeds of qualified equity offerings at a redemption price equal to 107.50% of the principal amount, plus accrued and unpaid interest.

Change of Control	If we experience a change of control, we may be required to offer to purchase the new notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We might not be able to pay you the required price for new notes you present us at the time of a change of control because other indebtedness may prohibit payment or we might not have enough funds at that time.

Consolidated Tangible Net Worth	If our consolidated tangible net worth falls below $75 million for any two consecutive fiscal quarters, we will be required to make an offer to purchase up to 10% of the notes originally issued at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

Ranking; Guarantees	The new notes will be our senior unsecured obligations. William Lyon Homes, a New York Stock Exchange listed, publicly traded company, which is the parent holding company of the Issuer, and all of its existing and certain of its future restricted subsidiaries will guarantee the new notes unconditionally on a senior unsecured basis.

The new notes and the guarantees will rank equally with all of our and the guarantors’ existing and future senior unsecured debt.

The new notes and the guarantees will rank senior to all of our and the guarantors’ debt that is expressly subordinated to the new notes and the guarantees, but will be effectively subordinated to all of our and the guarantors’ existing and future senior secured indebtedness to the extent of the value of the assets securing that indebtedness and to all liabilities of our subsidiaries that are not guarantors.

As of March 31, 2004, we and the guarantors had approximately $155.1 million of secured indebtedness outstanding (including approximately $99.1 million of secured indebtedness of consolidated variable interest entities) and approximately $193.5 million of additional secured indebtedness available to be borrowed under our credit facilities, as limited by our borrowing base formulas.

As of March 31, 2004, we and the guarantors had approximately $155.1 million of indebtedness (including approximately $99.1 million of secured indebtedness of consolidated variable interest entities) that ranks senior to the notes and $246.5 million of indebtedness that ranks equally with the notes. In addition, as of March 31, 2004, our unconsolidated joint ventures which are not guarantors had outstanding indebtedness of $11.0 million.

Certain Covenants	The indenture governing the notes will contain covenants that will limit our ability and the ability of our subsidiaries to, among other things:

➢ incur additional indebtedness;

➢ pay dividends or make other distributions or repurchase or redeem our stock;

➢ make investments;

➢ sell assets;

➢ incur certain liens;

➢ enter into agreements restricting our subsidiaries’ ability to pay dividends;

➢ enter into transactions with affiliates; and

➢ consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the notes” in this prospectus.

Absence of a Public Market	The notes are a new issue of securities and there is currently no established market for them. Accordingly, there can be no assurance as to the development or liquidity of any market for the old notes or the new notes. The initial purchaser of the old notes has advised us that it currently intends to make a market for the notes as permitted by applicable laws and regulations. However, it is not obligated to do so and may discontinue any such market making activities at any time without notice.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Risk Factors	See “Risk factors” beginning on page 10 for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Summary financial and operating data

The following summary financial and operating data should be read in conjunction with, and is qualified in its entirety by reference to, “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our audited and unaudited historical financial statements, including the notes and introductory paragraphs thereto, contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, each of which is incorporated by reference in this prospectus.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
	(dollars in thousands)
Statement of Income Data:
Operating revenue
Home sales	$254,548	$70,423	$866,657	$593,762	$452,002
Lots, land and other sales	—	—	21,656	8,648	7,054
Management fees	—	2,038	9,490	10,892	9,127

	254,548	72,461	897,803	613,302	468,183

Operating costs
Cost of sales—homes	(200,436)	(58,396)	(714,385)	(504,330)	(382,608)
Cost of sales—lots, land and other	—	—	(13,269)	(9,404)	(5,158)
Sales and marketing	(10,413)	(4,076)	(31,252)	(22,862)	(18,149)
General and administrative	(13,664)	(9,839)	(50,315)	(39,366)	(37,171)
Amortization of goodwill	—	—	—	—	(1,242)

	(224,513)	(72,311)	(809,221)	(575,962)	(444,328)

Equity in (loss) income of unconsolidated joint ventures	(96)	7,471	31,236	27,748	22,384

Minority equity in income of consolidated entities	(4,260)	—	(429)	—	—

Operating income	25,679	7,621	119,389	65,088	46,239
Interest expense, net of amounts capitalized	—	—	—	—	(227)
Other income, net	72	640	4,563	2,693	7,513

Income before provision for income taxes	25,751	8,261	123,952	67,781	53,525
Provision for income taxes	(10,342)	(3,379)	(51,815)	(18,270)	(5,847)

Net income	$15,409	$4,882	$72,137	$49,511	$47,678

Balance Sheet Data:
Cash and cash equivalents	$23,544		$24,137	$16,694	$19,751
Real estate inventories	1,064,060		698,047	491,952	307,335
Investments in and advances to unconsolidated joint ventures	14,041		45,613	65,404	66,753
Total assets	1,174,158		839,715	617,581	433,709
Total debt	569,337		326,737	266,065	221,470
Minority interest	211,791		142,496	80,647	784
Stockholders’ equity	269,058		252,040	181,676	150,617

	As of and for the Three Months Ended March 31,				As of and for the Year Ended December 31,
	2004		2003		2003		2002		2001
	(unaudited)
	(dollars in thousands)

Other Financial Data:
Cash flow (used in) provided by operating activities	$(186,824)		$(95,008)		$(160,041)		$11,983		$(8,167)
Cash flow provided by investing activities	7,769		8,343		50,451		15,284		1,770
Cash flow provided by (used in) financing activities	178,462		83,704		117,033		(30,324)		11,437
Ratio of earnings to fixed charges(1) (unaudited)	2.58	x	0.90	x	3.53	x	3.46	x	3.21	x

Operating Data (including joint ventures) (unaudited):
Number of net new home orders	1,092		757		3,443		2,607		2,541
Number of homes closed	603		315		2,804		2,522		2,566
Average sales price of homes closed	$422		$444		$422		$379		$299
Backlog at end of period, number of homes(2)	1,755		1,069		1,266		627		542
Backlog at end of period, aggregate sales value(2)	$916,590		$413,369		$595,180		$259,123		$176,531

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income before provision for income taxes and extraordinary items plus (i) fixed charges reduced by the amount of interest capitalized, (ii) amortization of capitalized interest included in cost of sales and (iii) cash distributions of income from unconsolidated joint ventures reduced by equity in income of unconsolidated joint ventures. For this purpose, “fixed charges” means interest incurred, whether expensed or capitalized.

(2)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of March 31, 2004, 1,679 represent homes completed or under construction and 76 represent homes not yet under construction. Backlog as of all dates is unaudited.

Risk factors

Before making any decision to participate in the exchange offer, you should carefully consider the following risk factors in addition to the other information contained or incorporated by reference in this prospectus as described under “Incorporation of certain documents by reference,” below. While the risks described below are the material risks we believe we face, other risks that we do not currently consider material or may not currently anticipate, may impair our business.

RISKS RELATED TO OUR BUSINESS

Our revenues may decrease and our results of operations and the value of the notes may be adversely affected if demand for housing declines as a result of changes in economic and business conditions.

The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions such as levels of employment, consumer confidence and income, availability of financing for acquisitions, construction and permanent mortgages, interest rate levels, inflation, in-migration trends and demand for housing. For example, California, where many of our projects are located, underwent a significant recession in the early 1990s that affected demand for our homes. Furthermore, demand for our homes decreased in the fourth quarter of 2001 partially as a result of the tragic events of September 11, 2001. Should current economic and business conditions decline, demand for our homes could be significantly affected. An important segment of our customer base consists of move-up buyers, who often purchase homes subject to contingencies related to the sale of their existing homes. The difficulties facing these buyers in selling their homes during recessionary periods may adversely affect our sales. Moreover, during such periods, we may need to reduce our sales prices and offer greater incentives to buyers to compete for sales that may result in reduced margins. Increases in the rate of inflation could adversely affect our margins by increasing our costs and expenses. In times of high inflation, demand for housing may decline and we may be unable to recover our increased costs through higher sales.

Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

The homebuilding industry is subject to significant variability and fluctuations in real estate values. As a result, we may be required to write-down the book value of our real estate assets in accordance with generally accepted accounting principles, and some of those write-downs could be material. Any material write-downs of assets could have a material adverse effect on our financial condition and earnings.

Interest rates and the unavailability of mortgage financing can adversely affect demand for our homes.

In general, housing demand is negatively impacted by increases in interest rates and housing costs and the unavailability of mortgage financing. Most of our buyers finance their home purchases through third-party lenders providing mortgage financing. If mortgage interest rates increase and, consequently, the ability of prospective buyers to finance home purchases is reduced, home sales, gross margins and cash flow may also be adversely affected and the impact may be material. Our homebuilding activities also depend upon the availability and costs of mortgage financing for buyers of homes owned by potential customers, as those customers (move-up buyers) often need to sell their existing residences before they purchase our homes. Any reduction of financing availability could adversely affect home sales.

Changes in federal income tax laws may also affect demand for new homes. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general. No meaningful prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

Risk factors

Our financial condition and results of operations may be adversely affected by any decrease in the value of our land inventory, as well as by the associated carrying costs.

We must continuously acquire land for replacement and expansion of land inventory within our current markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have bought and developed land on which we cannot profitably build and sell homes. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions.

In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at significantly lower margins or at a loss.

Adverse weather and geological conditions may increase our costs, cause project delays and reduce consumer demand for housing, all of which would adversely affect our results of operations and prospects.

As a homebuilder, we are subject to numerous risks, many of which are beyond our control, including: adverse weather conditions such as droughts, floods, or wildfires, which could damage our projects, cause delays in completion of our projects, or reduce consumer demand for our projects; shortages in labor or materials, which could delay completion of our projects and cause increases in the prices that we pay for labor or materials, thereby affecting our sales and profitability; and landslides, soil subsidence, earthquakes and other geologic events, which could damage our projects, cause delays in the completion of our projects or reduce consumer demand for our projects. Many of our projects are located in California, which has experienced significant earthquake activity. In addition to directly damaging our projects, earthquakes or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could adversely affect our business, results of operations and financial condition, which could adversely affect the value of the notes or our ability to service the notes.

Because our business is geographically concentrated, our sales, results of operations, financial condition and business would be negatively impacted by a decline in regional economies.

We presently conduct all of our business in five geographical areas: Southern California, San Diego, Northern California, Arizona and Nevada. For the twelve months ended March 31, 2004, approximately 68% of our home closings were derived from our California operations. Because our operations are concentrated in these geographic areas, a prolonged economic downturn in these markets could cause housing prices and our sales to decline, which could have a material adverse effect on our business, results of operations, and financial condition and adversely affect the value of the notes or our ability to service the notes.

We may not be able to compete effectively against our competitors in the homebuilding industry.

The homebuilding industry is highly competitive. Homebuilders compete for, among other things, desirable properties, financing, raw materials and skilled labor. We compete both with large homebuilding companies, some of which have greater financial, marketing and sales resources than we do, and with smaller local builders. The consolidation of some homebuilding companies may create competitors that have greater financial, marketing and sales resources than we do and thus are able to

Risk factors

compete more effectively against us. In addition, there may be new entrants in the markets in which we currently conduct business. We also compete for sales with individual resales of existing homes and with available rental housing.

Our operating results are variable, which may cause the value of the notes to decline.

We have historically experienced, and in the future expect to continue to experience, variability in our operating results on a quarterly and an annual basis. Factors expected to contribute to this variability include, among other things:

➢	the timing of land acquisitions and zoning and other regulatory approvals;

➢	the timing of home closings, land sales and level of sales;

➢	our product mix;

➢	our ability to continue to acquire additional land or options thereon at acceptable terms;

➢	the condition of the real estate market and the general economy;

➢	delays in construction due to acts of God, adverse weather, reduced subcontractor availability, and strikes;

➢	changes in prevailing interests rates and the availability of mortgage financing; and

➢	costs of material and labor.

Many of the factors affecting our results are beyond our control and may be difficult to predict. Fluctuations in our results may cause the value of the notes to decline or adversely affect our ability to service the notes.

Difficulty in obtaining sufficient capital could result in increased costs and delays in completion of projects.

The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire land and begin development. Land acquisition, development and construction activities may be adversely affected by any shortage or increased cost of financing or the unwillingness of third parties to engage in joint ventures with us. Any difficulty in obtaining sufficient capital for planned development expenditures could cause project delays and any such delay could result in cost increases and may adversely affect our sales and future results of operations and cash flows.

Our success depends on key executive officers and personnel.

Our success is dependent upon the efforts and abilities of our executive officers and other key employees, many of whom have significant experience in the homebuilding industry and in our regional markets. In particular, we are dependent upon the services of General William Lyon and Wade H. Cable, our Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer, respectively, as well as the services of our division presidents. The loss of the services of any of these executives or key personnel, for any reason, could have a material adverse effect upon our business, operating results and financial condition.

Construction defect, soil subsidence and other building-related claims may be asserted against us, and we may be subject to liability for such claims.

California law provides that consumers can seek redress for patent (i.e., observable) defects in new homes within three or four years (depending on the type of claim asserted) from when the defect is

Risk factors

discovered or should have been discovered. If the defect is latent (i.e., non-observable), consumers must still seek redress within three or four years from the date when the defect is discovered or should have been discovered, but in no event later than ten years after the date of substantial completion of our work on the construction. Consumers purchasing homes in Arizona and Nevada may also be able to obtain redress under state laws for either patent or latent defects in their new homes. Although we have obtained insurance for construction defect and subsidence claims, we may still be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible claims, including claims that arise out of uninsurable events, such as landslides or earthquakes, or other circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Governmental laws and regulations may increase our expenses, limit the number of homes that we can build or delay completion of our projects.

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which we operate. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety, and welfare issues, which can further delay these projects or prevent their development. As a result, our sales could decline and our costs increase, which could negatively affect our results of operations, which in turn could adversely affect the value of the notes or our ability to service the notes.

We are subject to environmental laws and regulations, which may increase our costs, limit the areas in which we can build homes and delay completion of our projects.

We are also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect our results of operations, which in turn could adversely affect the value of the notes or our ability to service the notes. Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations can result in the elimination of development in identified environmentally sensitive areas.

Our results of operations and prospects may be adversely affected if we are not able to acquire desirable lots for residential buildout.

Our future growth depends upon our ability to acquire attractive properties for development. There is increasing competition for desirable lots in all of our markets, particularly in California, as the number

Risk factors

of properties available for residential development decreases. Shortages in available properties could cause us to incur additional costs to acquire such properties or could limit our future projects and our growth. Our financial position, future results and prospects may be adversely affected if properties at desirable prices and locations are not continually available.

Utility shortages or price increases could have an adverse impact on our operations.

In prior years, the areas in which we operate in northern and southern California have experienced power shortages, including mandatory periods without electrical power, as well as significant increases in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. Furthermore, power shortages and rate increases may adversely affect the regional economies in which we operate, which may reduce demand for our homes. Our operations may be adversely impacted if further rate increases and/or power shortages occur in California or in our other markets.

Our business and results of operations are dependent on the availability and skill of subcontractors.

Substantially all of our construction work is done by subcontractors with us acting as the general contractor. Accordingly, the timing and quality of our construction depends on the availability and skill of our subcontractors. While we generally have been able to obtain sufficient materials and subcontractors during times of material shortages and believe that our relationships with our suppliers and subcontractors are good, we do not have long-term contractual commitments with our subcontractors or suppliers. The inability to contract with skilled subcontractors at reasonable costs on a timely basis in the areas in which we conduct our operations could have a material adverse effect on our business and results of operations.

Terrorist attacks or acts of war may seriously harm our business.

Terrorist attacks or acts of war may cause damage or disruption to the economy, our company, our employees, our facilities and our customers, which could impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that adversely affected our operations in the fourth quarter of 2001. Continued military deployments in the Middle East, terrorist attacks, other acts of violence or threats to national security or any corresponding response by the United States or others may adversely affect general economic conditions or cause a slowdown of national or regional economies, which in turn could reduce the price or demand for new homes end thus have an adverse affect on our business, results of operations, and financial condition.

An ownership change may have occurred with the result that our ability to use our tax net operating loss carryforwards may have been severely limited and thus we may have liability for additional taxes.

On November 11, 1999, we implemented transfer restrictions with respect to shares of our stock. In general, these transfer restrictions prohibited, without the prior approval of our board of directors, the direct or indirect sale, transfer, disposition, purchase or acquisition of any of our stock by or to any holder who beneficially owned directly or through attribution 5% or more of our stock; or who, upon the direct or indirect sale, transfer, disposition, purchase or acquisition of any of our stock, would beneficially own directly or through attribution 5% or more of our stock. These transfer restrictions were intended to help reduce, but not eliminate, the risk of unfavorable ownership changes which could have severely limited our use of tax benefits from our tax net operating loss carryforwards for use in offsetting taxable income. At

Risk factors

December 31, 2003, we had net operating loss carryforwards for federal tax purposes of approximately $2.0 million, which expire in 2009. In addition, unused recognized built-in losses in the amount of $23.9 million are available to offset future income and expire between 2009 and 2011. The utilization of these losses is limited to $3.2 million of taxable income per year; however, any portion of such permitted amount of the loss utilization that is not used in any year may be carried forward to increase permitted utilization in future years through 2011. It is possible that the tax authorities could take the position that the transfer restrictions did not provide the intended effect or adequate remedies for tax purposes. Thus, transactions could have occurred that would severely limit our ability to have used the tax benefits associated with our net operating loss carryforwards. In that case, the Internal Revenue Service or state taxing authorities may seek payment from us of taxes that would otherwise have been payable by us, as well as penalties and interest. If we were required to make such payments, our results of operation could be adversely affected. We learned that one stockholder unknowingly violated the transfer restrictions. The stockholder divested itself of the requisite number of shares in February and March, 2002 so that it was no longer out of compliance with our certificate of incorporation. In addition, further shifts in ownership, under certain circumstances, may reduce the limitation on the use of our remaining losses. Pursuant to our certificate of incorporation, the transfer restrictions terminated on November 11, 2002.

Neither the amount of the net operating loss carryforwards nor the amount of limitation on such carryforwards claimed by us has been audited or otherwise validated by the Internal Revenue Service, and it could challenge either amount that we have calculated. It is possible that legislation or regulations will be adopted that would limit our ability to use the tax benefits associated with our current tax net operating loss carryforwards.

Our principal stockholders are General William Lyon and the William Harwell Lyon Trust, of which William H. Lyon is the sole beneficiary, and their interests may not be aligned with yours.

Over 50% of the outstanding shares of our common stock are beneficially owned by General William Lyon and the William Harwell Lyon Trust, of which his son, William H. Lyon, is the sole beneficiary. As a result of their stock ownership, General William Lyon and the trust control us and have the power to elect all of our directors and approve any action requiring the majority approval of the holders of our equity. General William Lyon and the trust’s interests may not be fully aligned with yours and this could lead to a strategy that is not in your best interests. For example, General William Lyon and the trust may vote in their capacity as stockholders to approve strategic transactions by us which may pose significant risks to the holders of the notes, such as an acquisition that significantly increases our indebtedness. Such a transaction would, however, still have to comply with the operating and financial restrictions contained in the indenture governing the notes.

Increased insurance costs and reduced insurance coverages may affect our results of operations and increase our potential exposure to liability.

Recently, lawsuits have been filed against builders asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements against these builders. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold or such coverage may become prohibitively expensive. If we are unable to obtain adequate insurance coverage, a material adverse effect on our business, financial condition and results of operations could result if we are exposed to claims arising from the presence of mold in the homes that we sell.

Partially as a result of the September 11 terrorist attacks, the cost of insurance has risen, deductibles and retentions have increased and the availability of insurance has diminished. Significant increases in our

Risk factors

cost of insurance coverage or significant limitations on coverage could have a material adverse effect on our business, financial condition and results of operations from such increased costs or from liability for significant uninsurable or underinsured claims.

RISKS ASSOCIATED WITH THE NOTES

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

As of March 31, 2004, we had $569.3 million of indebtedness. Of this amount, $172.9 million of indebtedness is subject to floating interest rates. An increase of 1% in interest rates from the weighted-average interest rate of 4.330% on this indebtedness as of March 31, 2004 would increase our annual debt service costs by approximately $1.7 million. In addition, subject to restrictions in the indenture for the notes, we may incur substantial additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

➢	our ability to obtain additional financing for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes may be impaired;

➢	we will need to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes;

➢	we will have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition;

➢	substantially all of California Lyon’s assets are pledged as security for our credit agreements and a default on our secured debt could result in foreclosure on our assets which could limit or prohibit our ability to operate as a going concern; and

➢	we will be more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our other indebtedness (including our 10 3/4% Senior Notes due 2013, which rank equally with the notes) and other obligations from cash flow from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, support our operations, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We may not be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our credit facilities and the indenture, may restrict us from pursuing any of these alternatives.

California Lyon is the general partner in our partnership joint ventures and may be liable for joint venture obligations.

Certain of our active joint ventures are organized as limited partnerships. California Lyon is the general partner in each of these and may serve as the general partner in future joint ventures. As a general partner, California Lyon may be liable for a joint venture’s liabilities and obligations should the joint venture fail or be unable to pay these liabilities or obligations. As of March 31, 2004, these joint ventures had $94.8 million of outstanding indebtedness. In addition, California Lyon and Delaware Lyon have

Risk factors

provided unsecured environmental indemnities to some of the lenders who provide loans to the partnerships. California Lyon has also provided a completion guarantee for a limited partnership under its credit facility. If California Lyon were required to satisfy such liabilities, obligations or completion guarantee, our results of operations and our ability to service the notes could be adversely affected.

Our obligations in connection with guarantees provided by California Lyon may affect our results of operations.

During the year ended December 31, 2003, California Lyon and two unaffiliated parties formed a series of limited liability companies (“Development LLCs”) for the purpose of acquiring land in Irvine and Tustin, California (formerly part of the Tustin Marine Corps Air Station) and developing the land into 1,910 residential homesites. California Lyon has a 12 1/2% indirect, minority interest in the Development LLCs. Under specified conditions, California Lyon or an affiliate will be obligated to purchase from the Development LLCs approximately 50% in value of the developed lots. In order to secure such obligations, California Lyon has posted letters of credit equal to approximately $24.6 million. The letters of credit also secure the Development LLCs’ repayment obligations under a $35.0 million revolving line of credit and a $105.0 million revolving line of credit, under which the Development LLCs had outstanding indebtedness of approximately $33.8 million and $101.2 million, respectively, at March 31, 2004. California Lyon and the other indirect and direct members of the Development LLCs, including certain affiliates and parents of such other members, further (i) have guaranteed to the bank, under certain circumstances, repayment of the Development LLCs’ indebtedness under the $35.0 million revolving line of credit, payment of necessary loan remargining obligations, completion of certain infrastructure improvements to the land, and the Development LLCs’ performance under certain environmental covenants and indemnities, and (ii) have entered into reimbursement and indemnity agreements to allocate any liability arising from these guaranty obligations to the bank, including, the posting and pledge to the bank of the letters of credit by the parties. Delaware Lyon has entered into joinder agreements to be jointly and severally liable for California Lyon’s obligations under the reimbursement and indemnity agreements. As a result of these agreements and guarantees, Delaware Lyon and California Lyon may be liable in specified circumstances for the full amount of the obligations guaranteed to the bank. California Lyon and Delaware Lyon’s obligations are unsecured obligations, pari passu with their obligations as issuer and a guarantor of the notes. In addition, California Lyon is an indirect member of a joint venture limited liability company that had outstanding land acquisition debt of $11.0 million as of March 31, 2004, of which California Lyon had guaranteed $3.0 million. California Lyon and Delaware Lyon may enter into similar guarantees in connection with future land acquisition arrangements. If any such existing or future guarantees are called upon, payment under such guarantees or our inability to make payments under such guarantees may have a material adverse effect on our results of operations.

The notes are unsecured, and effectively subordinated to our secured indebtedness.

The notes are unsecured. Our credit facilities and construction loans are secured by liens on the real estate under development that is financed by those facilities or loans. If we become insolvent or are liquidated, or if payment under any of our secured indebtedness was accelerated, the holders of our secured indebtedness would be entitled to repayment from their collateral before those assets could be used to satisfy any unsecured claims, including claims under the notes. As a result, the notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the notes will likely recover ratably less than our secured creditors. As of March 31, 2004, we had approximately $155.1 million of secured indebtedness outstanding (including approximately $99.1 million of secured indebtedness of consolidated variable interest entities) and we would have had commitments available to permit us to borrow an additional approximately $193.5 million of secured indebtedness under our credit facilities, as limited by our borrowing base formulas.

Risk factors

The guarantees of our subsidiaries may be avoidable as fraudulent transfers and any new guarantees may be avoidable as preferences.

The notes are the obligations of California Lyon and are guaranteed by Delaware Lyon and by all of its existing and certain of its future restricted subsidiaries. The guarantees by subsidiaries may be subject to review under U.S. bankruptcy law and comparable provisions of state fraudulent conveyance laws. Under these laws, if a court were to find that, at the time any subsidiary guarantor issued a guarantee of the notes:

➢	it issued the guarantee to delay, hinder or defraud present or future creditors; or

➢	it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and:

➢	it was insolvent or rendered insolvent by reason of issuing the guarantee; or

➢	it was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

➢	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

then the court could avoid the obligations under the guarantee, subordinate the guarantee of the notes to that of the guarantor’s other debt, require holders of the notes to return amounts already paid under that guarantee, or take other action detrimental to holders of the notes and the guarantees of the notes.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

➢	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

➢	it could not pay its debts as they become due.

We cannot be sure what standard a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee would not be avoided or the guarantee would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for the benefit of the issuer of the notes, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

In addition, if we are required to grant an additional subsidiary guarantee for the notes at a time in the future when the guarantor was insolvent, its guarantee may also be avoidable as a preference under U.S. bankruptcy law or comparable provisions of state law.

The indenture for the notes imposes significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture for the notes imposes significant operating and financial restrictions on us. These restrictions will limit the ability of us and our subsidiaries, among other things, to:

➢	incur additional indebtedness;

➢	pay dividends or make other distributions or repurchase or redeem our stock;

Risk factors

➢	make investments;

➢	sell assets;

➢	incur liens;

➢	enter into agreements restricting our subsidiaries’ ability to pay dividends;

➢	enter into transactions with affiliates; and

➢	consolidate, merge or sell all or substantially all of our assets.

Our other debt agreements contain additional restrictions. In addition, we may in the future enter into other agreements governing indebtedness which impose yet additional restrictions. These restrictions may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, to the date of purchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which could in turn be a default under our other indebtedness. In addition, a change of control may constitute an event of default under our credit facilities. A default under our credit facilities could result in an event of default under the indenture if the lenders accelerate the debt under our credit facilities.

If this event occurs, we may not have enough assets to satisfy all obligations under the indenture and our other indebtedness. In order to satisfy our obligations, we could seek to refinance the indebtedness under the notes and our other indebtedness or obtain a waiver from the holders of our indebtedness. We may not be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

In addition, the definition of change of control in the indenture governing the notes includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Delaware Lyon and the restricted subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Delaware Lyon and the restricted subsidiaries may be uncertain.

Moreover, under the indenture governing the notes, we could engage in certain important corporate events, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a change of control under the indenture and thus would not give rise to any repurchase rights, but which could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings or otherwise adversely affect holders of the notes. Any such transaction, however, would have to comply with the operating and financial restrictions contained in the indenture governing the notes.

Risk factors

There is no established trading market for the notes; and you may not be able to sell them quickly or at the price that you paid.

The old notes and new notes are new issues of securities for which there is currently no active trading market. We have been informed by the initial purchaser that it intends to make a market in the notes, as permitted by applicable law. However, the initial purchaser is not obligated to make a market in the old notes or new notes and may cease its market making activities at any time without notice. The old notes are not registered under the Securities Act and have been offered and sold only to qualified institutional buyers and to non-U.S. persons outside the United States. Consequently, the old notes are subject to restrictions on transfer. The old notes are eligible for trading in The PORTAL Market®. However, we do not intend to apply for listing of the old notes on any securities exchange or for quotation through Nasdaq or any other automated interdealer quotation system. We intend to apply to list the new notes on the New York Stock Exchange.

You may not be able to sell your notes at a particular time and the prices that you receive when you sell the notes may not be favorable. The level of liquidity of the trading market for the notes is also uncertain. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition and the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

If you do not exchange your old notes for new notes, you will continue to have restrictions on your ability to resell them.

The old notes are not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. We will no longer be under an obligation to register the old notes under the Securities Act, except in the limited circumstances provided in the registration rights agreement. In addition, to the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

Forward-looking statements

You are cautioned that certain statements contained in this prospectus and any documents incorporated by reference are “forward-looking statements.” Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “hopes”, and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by us, which may be provided by management are also forward-looking statements. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the company, economic and market factors and the homebuilding industry.

Risk factors

Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, changes in general economic conditions either nationally or in regions in which we operate, terrorism or other hostilities involving the United States, whether an ownership change occurred which could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with our net operating losses, changes in home mortgage interest rates, changes in generally accepted accounting principles or interpretations of those principles, changes in prices of homebuilding materials, labor shortages, adverse weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, changes in governmental laws and regulations, whether we are able to refinance the outstanding balances of our debt obligations at their maturity, the timing of receipt of regulatory approvals and the opening of projects and the availability and cost of land for future growth. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk factors” in this prospectus and under “Management’s discussion and analysis of financial condition and results of operations” in our filings with the Securities and Exchange Commission which are incorporated in this prospectus. Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. You are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws.

Use of proceeds

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, the same principal amount of new notes. The old notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any surrendered but unaccepted notes will be returned to you and will remain outstanding.

Capitalization

The following table sets forth our capitalization as of March 31, 2004.

March 31, 2004

(dollars in thousands)

Debt:
Revolving credit facilities	$56,025
Notes payable of consolidated variable interest entities	99,103
10 3/4% Senior Notes due 2013	246,464
7 1/2% Senior Notes due 2014	150,000

Total homebuilding debt	551,592
Collateralized mortgage obligations under revolving mortgage warehouse credit facility, secured by first trust deed mortgage notes receivable	17,745

Total debt(1)	$569,337

Stockholders’ equity(2)(3):
Common stock, par value $.01 per share; 30,000,000 shares authorized; 9,828,940 shares issued and outstanding at March 31, 2004	98
Additional paid-in capital	108,427
Retained earnings	160,533

Total stockholders’ equity	269,058

Total capitalization(4)	$838,395

(1)	Total debt as of March 31, 2004 does not include approximately $11.0 million of notes payable by unconsolidated joint ventures or approximately $54.6 million of guarantees and letters of credit provided by California Lyon supporting credit lines of the Development LLCs.
(2)	The table does not include 148,127 shares issuable upon the exercise of outstanding options as of March 31, 2004, or 396,666 shares authorized and reserved for issuance upon the exercise of options that may be issued in the future pursuant to stock option plans.
(3)	We also have authorized 5,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding as of March 31, 2004.
(4)	Total capitalization does not include approximately $13.0 million of other owners’ capital investments in unconsolidated joint ventures or approximately $211.8 million of minority interest in consolidated entities as of March 31, 2004.

Selected historical consolidated financial and other data

The following table sets forth certain of our historical financial data. The selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 have been derived from our audited consolidated financial statements and the related notes which are incorporated by reference herein. The selected historical consolidated financial data as of December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 have been derived from our audited financial statements for such years, which are not incorporated by reference herein. The selected historical consolidated financial data as of March 31, 2004 and 2003 and for the three months ended March 31, 2004 and 2003 have been derived from our unaudited consolidated financial statements and the related notes which are incorporated by reference herein. The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s discussion and analysis of financial condition and results of operations,” and the historical consolidated financial statements and accompanying notes, which are incorporated by reference herein.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999(1)

	(Unaudited)
	(dollars in thousands)
Statement of Income Data:
Operating revenue
Home sales	$254,548	$70,423	$866,657	$593,762	$452,002	$403,850	$426,839
Lots, land and other sales	—	—	21,656	8,648	7,054	3,016	13,142
Management fees	—	2,038	9,490	10,892	9,127	10,456	4,825

	254,548	72,461	897,803	613,302	468,183	417,322	444,806

Operating costs
Cost of sales—homes	(200,436)	(58,396)	(714,385)	(504,330)	(382,608)	(335,891)	(357,153)
Cost of sales—lots, land and other	—	—	(13,269)	(9,404)	(5,158)	(3,378)	(13,223)
Sales and marketing	(10,413)	(4,076)	(31,252)	(22,862)	(18,149)	(16,515)	(19,387)
General and administrative	(13,664)	(9,839)	(50,315)	(39,366)	(37,171)	(35,348)	(24,193)
Amortization of goodwill(2)	—	—	—	—	(1,242)	(1,244)	(307)

	(224,513)	(72,311)	(809,221)	(575,962)	(444,328)	(392,376)	(414,263)

Equity in (loss) income of unconsolidated joint ventures	(96)	7,471	31,236	27,748	22,384	24,416	17,859

Minority equity in income of consolidated entities	(4,260)	—	(429)	—	—	—	—

Operating income	25,679	7,621	119,389	65,088	46,239	49,362	48,402
Interest expense, net of amounts capitalized	—	—	—	—	(227)	(5,557)	(6,153)
Financial advisory expenses	—	—	—	—	—	—	(2,197)
Other income, net(3)	72	640	4,563	2,693	7,513	7,940	7,666

Income before provision for income taxes	25,751	8,261	123,952	67,781	53,525	51,745	47,718
Provision for income taxes	(10,342)	(3,379)	(51,815)	(18,270)	(5,847)	(12,477)	(241)

Net income	$15,409	$4,882	$72,137	$49,511	$47,678	$39,268	$47,477

Balance Sheet Data:
Cash and cash equivalents	$23,544		$24,137	$16,694	$19,751	$14,711	$2,154
Real estate inventories	1,064,060		698,047	491,952	307,335	233,700	199,430
Investments in and advances to unconsolidated joint ventures	14,041		45,613	65,404	66,753	49,966	50,282
Total assets	1,174,158		839,715	617,581	433,709	330,280	278,483
Total debt	569,337		326,737	266,065	221,470	166,910	176,630
Minority interest	211,791		142,496	80,647	784	—	—
Stockholders’ equity	269,058		252,040	181,676	150,617	102,512	53,301

Selected historical consolidated financial and other data

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999(1)
	(unaudited)
	(dollars in thousands)

Other Financial Data:
Cash flow (used in) provided by operating activities	$(186,824)	$(95,008)	$(160,041)	$11,983	$(8,167)	$6,042	$69,822
Cash flow provided by investing activities	7,769	8,343	50,451	15,284	1,770	22,528	9,864
Cash flow provided by (used in) financing activities	178,462	83,704	117,033	(30,324)	11,437	(16,013)	(101,487)
Ratio of earnings to fixed charges(4) (unaudited)	2.58x	0.90x	3.53x	3.46x	3.21x	3.04x	2.75x

Operating Data (including joint ventures) (unaudited):
Number of net new home orders	1,092	757	3,443	2,607	2,541	2,603	2,303
Number of homes closed	603	315	2,804	2,522	2,566	2,666	2,618
Average sales price of homes closed	$422	$444	$422	$379	$299	$289	$241
Backlog at end of period, number of homes(5)	1,755	1,069	1,266	627	542	567	630
Backlog at end of period, aggregate sales value(5)	$916,590	$413,369	$595,180	$259,123	$176,531	$171,650	$185,800

(1)	On November 5, 1999, we acquired substantially all of the assets and assumed substantially all of the related liabilities of a homebuilding company owned by General William Lyon, Chairman of the Board, and a trust for the benefit of his son, William H. Lyon, a director. The total purchase price consisted of approximately $42.6 million in cash and the assumption of approximately $101.1 million of liabilities. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated based on the fair value of the assets acquired and liabilities assumed.

(2)	The amount paid for business acquisitions over the net fair value of assets acquired and liabilities assumed is reflected as goodwill and, until January 1, 2002, was being amortized on a straight-line basis over seven years. Accumulated amortization was $2,793,000 as of December 31, 2001. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement No. 142”), effective for fiscal years beginning after December 15, 2001. Under the new rule, goodwill is no longer amortized but is subject to impairment tests in accordance with Statement No. 142. We performed our annual impairment test of goodwill as of December 31, 2003 and determined that there have been no indicators of impairment. If Statement No. 142 had been adopted effective January 1, 1999, the pro forma impact of the nonamortization of goodwill on the results for the subsequent periods would have been as follows (in thousands except per share data):

	As of and for the Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
	(dollars in thousands)
Net income, as reported	$15,409	$4,882	$72,137	$49,511	$47,678	$39,268	$47,477
Amortization of goodwill, net of tax	—	—	—	—	1,106	943	305

Net income, as adjusted	$15,409	$4,882	$72,137	$49,511	$48,784	$40,211	$47,782

Earnings per common share, as adjusted:
Basic	$1.57	$0.50	$7.37	$4.85	$4.61	$3.83	$4.58

Diluted	$1.55	$0.49	$7.27	$4.73	$4.54	$3.83	$4.58

(3)	In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Recission of SFAS Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (“Statement No. 145”). Statement No. 145 prevents gains or losses on extinguishment of debt not meeting the criteria of APB 30 to be treated as extraordinary. Statement No. 145 is effective for fiscal years beginning after March 15, 2002. Upon adoption of Statement No. 145, the Company’s previously reported extraordinary items related to gain from retirement of debt were reclassified to other income and not reported as extraordinary items.

(4)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income before provision for income taxes and extraordinary item plus (i) fixed charges reduced by the amount of interest capitalized, (ii) amortization of capitalized interest included in cost of sales and (iii) cash distributions of income from unconsolidated joint ventures reduced by equity in income of unconsolidated joint ventures. For this purpose, “fixed charges” means interest incurred, whether expensed or capitalized.

(5)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of March 31, 2004, 1,679 represent homes completed or under construction and 76 represent homes not yet under construction. Backlog as of all dates is unaudited.

Description of certain indebtedness

The following is a description of our indebtedness and the indebtedness of our joint ventures, including a description of the material terms and provisions of the relevant credit facilities, indentures and related documents governing the indebtedness, including the material financial and other restrictive covenants. However, the description does not purport to be complete and is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing the debt.

10 3/4% SENIOR NOTES

California Lyon has outstanding $250.0 million of 10¾% Senior Notes due 2013 (the “10¾% Senior Notes”). The 10¾% Senior Notes were issued at a price of 98.493% to the public, resulting in net proceeds to California Lyon of approximately $246.2 million. The purchase price reflected a discount to yield 11% under the effective interest method and the notes have been reflected net of the unamortized discount in our financial statements.

The 10¾% Senior Notes are senior unsecured obligations of California Lyon and are unconditionally guaranteed on a senior unsecured basis by Delaware Lyon, which is the parent company of California Lyon, and all of its existing and certain of its future restricted subsidiaries. The 10¾% Senior Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ debt that is expressly subordinated to the notes and the guarantees, but are effectively subordinated to all of California Lyon’s and the guarantors’ senior secured indebtedness to the extent of the value of the assets securing that indebtedness. Interest on the 10 3/4% Senior Notes is payable on April 1 and October 1 of each year, commencing October 1, 2003.

Except as set forth in the Indenture governing the 10 3/4% Senior Notes (the “10¾% Senior Notes Indenture”), the 10 3/4% Senior Notes are not redeemable prior to April 1, 2008. Thereafter, the 10 3/4% Senior Notes will be redeemable at the option of California Lyon, in whole or in part, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest, if any. In addition, on or before April 1, 2006, California Lyon may redeem up to 35% of the aggregate principal amount of the 10¾% Senior Notes with the proceeds of qualified equity offerings at a redemption price equal to 110.75% of the principal amount, plus accrued and unpaid interest, if any.

Upon a change of control as described in the 10¾% Senior Notes Indenture, California Lyon may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

If our consolidated tangible net worth falls below $75.0 million for any two consecutive fiscal quarters, California Lyon will be required to make an offer to purchase up to 10% of the 10¾% Senior Notes originally issued at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

The 10¾% Senior Notes Indenture contains covenants that limit the ability of Delaware Lyon and its restricted subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other distributions or repurchase its stock; (iii) make investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of Delaware Lyon’s restricted subsidiaries (other than California Lyon) to pay dividends; (vii) enter into transactions with affiliates; and (ix) consolidate, merge or sell all or substantially all of Delaware Lyon’s or California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the 10¾% Senior Notes Indenture.

Description of certain indebtedness

REVOLVING CREDIT FACILITIES

General Overview

California Lyon is the borrower under three secured revolving credit facilities, each of which is described in more detail below. Availability under each credit facility is subject not only to the maximum amount committed under the respective facility, but also to both various borrowing base and concentration limitations. The borrowing base limits lender advances to certain agreed percentages of asset value. The allowed percentage generally increases as the asset progresses from land under development to residence subject to contract of sale. Advances for each type of collateral become due in whole or in part, subject to possible re-borrowing, and/or the collateral becomes excluded from the borrowing base, after a specified period or earlier upon sale. Concentration limitations further restrict availability under the credit facilities. The effect of these borrowing base and concentration limitations essentially is to mandate minimum levels of California Lyon investment in a project, with higher percentages of investment required at earlier phases of a project, and with greater absolute dollar amounts of investment required as a project progresses. Each revolving credit facility is secured by deeds of trust on the real property and improvements thereon owned by California Lyon in the subdivision project(s) approved by the respective lender, as well as pledges of all net sale proceeds, related contracts and other ancillary property. California Lyon has also provided each lender with an unsecured environmental indemnity that is a contingent obligation in addition to its obligation to repay loans under the respective credit facilities.

The notes will be effectively subordinated to all of California Lyon’s indebtedness under these three credit facilities to the extent of the value of assets securing the relevant indebtedness. Any deficiency obligation of California Lyon after the application of assets securing such indebtedness to the reduction thereof, and any obligation of California Lyon under its environmental indemnities, will rank pari passu with the notes.

Some of California Lyon’s obligations under the revolving credit facilities are guaranteed on an unsecured basis and an environmental indemnity has been given by Delaware Lyon. Delaware Lyon’s obligations under its guarantees and environmental indemnity rank pari passu with its obligations under its guaranty of the notes.

Under the revolving credit facilities, we are required to comply with a number of covenants, the most restrictive of which require Delaware Lyon to maintain:

➢	A tangible net worth, as defined, of $120.0 million, adjusted upwards quarterly by 50% of Delaware Lyon’s quarterly net income after March 31, 2002,

➢	A ratio of total liabilities to tangible net worth, each as defined, of less than 3.25 to 1; and

➢	Minimum liquidity, as defined, of at least $10.0 million.

Each credit agreement contains various representations and warranties, covenants and events of default typical for credit facilities of this type. These include cross-defaults relating to certain other obligations of California Lyon for borrowed money (including the notes, both the existing 10 3/4% Senior Notes and other California Lyon credit facilities); a cross-default relating to a credit agreement between one of the lenders and one of the limited partnerships described below; and defaults or covenants with respect to such matters as the posting of cash or letters of credit in certain circumstances, the application or deposit of excess net sales proceeds, maintenance of specified ratios, limitations on investments in joint ventures, maintenance of fixed charge coverages, maintenance of profitability, stock ownership changes, changes in management, lot ownership, and average sales prices of homes.

Description of certain indebtedness

As of March 31, 2004, we had approximately $56.0 million of secured indebtedness outstanding under these facilities (excluding approximately $99.1 million of secured indebtedness of consolidated variable interest entities) and we would have had commitments available to permit us to borrow an additional $193.5 million of secured indebtedness, as limited by our borrowing base formulas.

Specific Revolving Credit Facilities

$125 Million Revolving Credit Facility

This facility “expires” in November 2004. After that date California Lyon may borrow amounts, subject to applicable borrowing base and concentration limitations, under this facility solely to complete the construction of residences begun prior to such date in approved projects funded by disbursements under this facility. The final maturity date is the earlier of the date upon which the last residence, the construction of which was financed with proceeds of this loan, is sold or the date upon which such last residence is excluded from the borrowing base by the passage of time under this facility. Of the $125.0 million maximum commitment amount, $25.0 million is not available for disbursement and the loan amount is limited to $100.0 million until the lender consents, which consent may be withheld in its sole discretion, to make such funds available. Subject to fulfillment of certain terms and conditions, California Lyon may request that the lender issue letters of credit in the maximum amount outstanding of $20.0 million. Amounts available under the borrowing base are reduced by the amounts of the letters of credit outstanding.

Interest under this facility is payable monthly at rates varying from prime to prime plus 0.10%, or LIBOR plus 2.40% to 2.60%, in each instance depending on California Lyon’s ratio of total liabilities to tangible net worth. As of March 31, 2004, interest under this facility was being charged at the rate of 3.525% (LIBOR plus 2.40%). Additionally, California Lyon pays an annual loan facility fee of $350,000 related to the loan amount of $100.0 million. If the lender consents to the increase in the loan amount from $100.0 million to $125.0 million, California Lyon must pay an additional annual loan facility fee of $87,500.

$50 Million Revolving Credit Facility

This facility has an “initial maturity” in September 2004. After that date: a) the maximum commitment under this facility reduces at the rate of $6.25 million per quarter beginning December 2004, and b) advances may only be used to complete previously approved projects subject to the borrowing base as of the initial maturity date. Interest under this facility is payable monthly at a rate equal to the lender’s “prime rate.” At March 31, 2004, that rate was 4.000%. Also, prior to initial maturity California Lyon pays an annual commitment fee of $250,000, payable in quarterly installments. This facility includes a $6.0 million sub-limit for the issuance of letters of credit to support residential projects owned and developed by California Lyon.

$150 Million Revolving Credit Facility

This facility finally matures in September 2006, although after September 2004, advances under this facility may only be made to complete projects approved on or before such date. Effective in January 2003, the maximum commitment under this facility was increased from $100.0 million to $150.0 million as reduced by the aggregate amount of loan commitments under separate project loans issued by the lender or its affiliates to California Lyon or its affiliates with respect to projects that are not cross-collateralized with the collateral under this credit facility.

Amounts outstanding under this facility bear interest, payable monthly, at prime plus 0.375%. As of March 31, 2004, interest under this facility was being charged at the rate of 4.375%. Effective in

Description of certain indebtedness

January 2003, the annual commitment fee payable by California Lyon in quarterly installments was increased from $500,000 to $750,000.

California Lyon has entered into separate secured project loans with the lender under this facility. The amount available under this facility is reduced by the amount that the lender has committed to the separate project loans. The terms of the separate project loans are substantially similar to those of this facility. A default under the separate project loans would constitute a cross-default under this facility. We consider the separate project loans as outstanding under this facility and include amounts outstanding under the separate project loans within indebtedness outstanding under our revolving credit facilities.

DUXFORD’S WAREHOUSE FACILITIES

To fund the origination of residential mortgage loans in support of California Lyon’s home building activities, Duxford Financial, Inc., a direct subsidiary of Delaware Lyon (although not a subsidiary of California Lyon) and a guarantor of the notes (“Duxford”), and one of its unconsolidated joint ventures are parties to two mortgage warehouse revolving lines of credit. The facilities are secured by substantially all of the assets of each of the borrowers, including the mortgage loans held for sale, all rights of each of the borrowers with respect to contractual obligations of third party investors to purchase such mortgage loans, and all proceeds of sale of such mortgage loans. Duxford’s guarantee of the notes will be effectively subordinated to all of its indebtedness under the mortgage warehouse facilities to the extent of the value of the assets securing those facilities.

The original mortgage warehouse facility provides for revolving loans of up to $20.0 million in the aggregate outstanding at any time, $10.0 million of which is committed (lender obligated to lend if stated conditions are satisfied) and $10.0 million of which is not committed (lender advances are optional even if stated conditions are otherwise satisfied). In August 2003, Duxford and one of its unconsolidated joint ventures entered into an additional $10.0 million credit agreement. Advances under the facilities are subject to various limitations and conditions, including conformity of the mortgage loan being funded to FHA, VA, FNMA and/or FHLMC guidelines, with certain exceptions, the existence of an ultimate committed third party purchaser for the mortgage loan, limitations on the amount that may be advanced with respect to each mortgage (between 98% and 100%, depending on the type of mortgage loan securing the advance), and sublimits on the aggregate amounts that may be advanced or outstanding for certain types of mortgages.

The interest rates on advances under the two mortgage warehouse facilities range from one month LIBOR to one month LIBOR plus 2.75%, depending on the type of mortgage loans against which the advances are made. Advances are to be repaid as the mortgage loans supporting the advances become ineligible; e.g., if the mortgage loan is past due by more than a certain number of days (either 30 or 60, depending on the facility), or the mortgage loan has not been sold within 45 days after the advance is made with respect to it, and in any event upon the sale of the mortgage loan or the maturity or termination of the facility. The scheduled maturity of the $20.0 million mortgage warehouse facility is May 2004 and the scheduled maturity of the $10.0 million mortgage warehouse facility is August 2004.

The two facilities contain certain financial covenants, the most restrictive of which require Duxford and its co-borrower to maintain:

➢	A combined tangible net worth, as defined, of $2.0 million;

➢	A combined net worth, as defined, of the greater of $1.5 million and 5% of combined total liabilities, as defined; and

➢	Combined liquidity, as defined, meeting or exceeding $1.5 million.

Description of certain indebtedness

In connection with the August 2003 facility, Delaware Lyon entered into a keep-well agreement in favor of the lender, pursuant to which Delaware Lyon agreed to cause Duxford and its co-borrower under the facility to comply with their financial covenants by among other things, the injection of cash as capital contributions into Duxford and its co-borrower.

At March 31, 2004, the outstanding aggregate balance on the mortgage warehouse lines of credit was $17.7 million.

LIMITED PARTNERSHIP FACILITIES

As of March 31, 2004, California Lyon was the general partner of six active joint venture limited partnerships that had incurred land acquisition and development debt pursuant to separate credit facilities. As of March 31, 2004, the total amount outstanding under these limited partnership facilities totaled $94.8 million. The limited partnership facilities are secured by deeds of trust on the respective limited partnership’s project as well as security interests in various of the limited partnership’s ancillary rights and personal property. As a general partner, California Lyon may be liable for a joint venture’s liabilities and obligations should the joint venture fail or be unable to pay these liabilities or obligations. Any liability of California Lyon as a general partner would be an unsecured obligation, pari passu with its obligation with respect to the notes. In addition, California Lyon and Delaware Lyon have provided unsecured environmental indemnities to some of the lenders who provide loans to the partnerships. California Lyon has also provided a completion guarantee for a limited partnership under its credit facility.

Generally, the limited partnership credit facilities are subject to project-specific limitations on the amount of advances similar to the borrowing base and concentration limitations described above with respect to California Lyon’s revolving credit facilities. The limited partnership facilities generally have final maturities relating to the contemplated completion of the specific project, with specific advances becoming due earlier as a function of the passage of time or when the related collateral is sold or otherwise becomes ineligible as collateral.

Interest on the limited partnership facilities generally is payable monthly at rates ranging from prime to prime plus  1/2% per annum. Actual interest rates applicable under the limited partnership facilities as of March 31, 2004, ranged from approximately 4.25% to 4.75% per annum.

Some of the credit facilities contain financial covenants applicable to California Lyon, as general partner, or Delaware Lyon. These financial covenants include covenants requiring the maintenance of a specified tangible net worth, specified financial ratios, liquidity, and cash reserves and limitations on investments in joint ventures. In addition to typical events of default, including cross-defaults, some of the limited partnership facilities specify changes in ownership or management. Under the most restrictive financial covenants under the credit facilities, Delaware Lyon must maintain:

➢	A minimum tangible net worth, as defined, of $120.0 million, adjusted upwards quarterly by 50% of Delaware Lyon’s net income after March 31, 2002;

➢	A ratio of total indebtedness to tangible net worth, each as defined, of less than 3.25 to 1.0; and

➢	Minimum liquidity, as defined, of at least $10.0 million.

LIMITED LIABILITY COMPANY FACILITIES

During the year ended December 31, 2003 California Lyon and two unaffiliated parties formed a series of limited liability companies (“Development LLCs”) for the purpose of acquiring land in Irvine and

Description of certain indebtedness

Tustin, California (formerly part of the Tustin Marine Corps Air Station) and developing the land into 1,910 residential homesites. California Lyon has an indirect, minority interest in the Development LLCs, which are the borrowers under two secured revolving lines of credit. Advances under the lines of credit are to be used to pay acquisition and development costs and expenses. The maximum commitment amounts of the lines of credit are $35.0 million and $105.0 million, respectively, which are limited by specified agreed debt-to-value ratios. At the election of the applicable Development LLC and subject to specified terms and conditions, each advance under the applicable line of credit bears interest at either a per annum variable rate equal to the bank’s prime rate or a per annum rate equal to the sum of the LIBOR rate per annum and 2.5% for the LIBOR period selected by the borrower. Each line of credit is secured by a deed of trust on the real property and improvements thereon owned by the applicable Development LLC, as well as pledges of all net sale proceeds, related contracts and other ancillary property. The Development LLCs also have provided the bank with unsecured environmental indemnity agreements. The $35.0 million line of credit matures in January 2005, but may be extended to July 2005, subject to specified terms and conditions. The $105.0 million line of credit matures in September 2004, but may be extended to September 2005, subject to specified terms and conditions. At March 31, 2004, the Development LLCs had outstanding indebtedness of approximately $33.8 million under the $35.0 million line of credit and approximately $101.2 million under the $105.0 million line of credit.

Subject to specified terms and conditions, California Lyon and the other indirect and direct members of the Development LLC that is the borrower under the $35.0 million line of credit, including certain affiliates and parents of such other members, each (i) have guaranteed on an unsecured basis to the bank the repayment of the Development LLC’s indebtedness under such line of credit, completion of certain infrastructure improvements to the land, payment of necessary loan remargining obligations, and the Development LLC’s performance under the environmental indemnity and covenants, and (ii) have agreed to take all actions and pay all amounts to assure that the Development LLC is in compliance with financial covenants. Pursuant to the guaranty in connection with the $35.0 million line of credit, California Lyon also has made representations and warranties and covenants to the bank, including, without limitation, financial covenants that require California Lyon to maintain:

➢	A minimum tangible net worth, as defined, of not less than $120.0 million;

➢	A ratio of total liabilities to tangible net worth, as defined, of not greater than 3.25 to 1.0; and

➢	Minimum liquidity, as defined, of not less than $10.0 million.

Although the guarantee obligations of the other direct and indirect members of the Development LLC that is the borrower under the $105.0 million line of credit, and certain of their affiliates, are similar in nature to those under the $35.0 million line of credit, California Lyon does not have any such guarantee obligations to the banks under the $105.0 million line of credit.

California Lyon also has posted letters of credit equal to approximately $24.6 million to secure the Development LLCs’ obligations to the banks under the lines of credit.

California Lyon and the other indirect and direct members of the Development LLCs, including certain affiliates and parents of such other members, have entered into reimbursement and indemnity agreements to allocate any liability arising from each line of credit, including the related guarantees and letters of credit. Delaware Lyon has entered into joinder agreements to be jointly and severally liable for California Lyon’s obligations under the reimbursement and indemnity agreements. As a result of these agreements and guarantees, Delaware Lyon and California Lyon may be liable in specified circumstances for the full amount of the obligations guaranteed to the banks under either or both of the lines of credit. The liabilities of California Lyon and Delaware Lyon are unsecured obligations, pari passu with their obligations as issuer and a guarantor of the notes.

Description of certain indebtedness

California Lyon is the sole member of a limited liability company which is a member (“Lyon Member”) of a joint venture limited liability company (“LLC”) that had outstanding land acquisition debt of $11.0 million under two purchase money notes and a bank loan as of March 31, 2004. The Lyon Member and the LLC jointly executed a purchase money note in the maximum principal amount of $8.3 million (“Lyon Note”) and the LLC and the other joint venture member jointly executed a purchase money note in the maximum principal amount of $9.9 million. Interest on the notes is payable monthly at a fixed rate of 6.0% per annum. The notes mature on the date that is two years after the completion of certain grading work. Each member of the LLC has pledged its membership interests in the LLC as security for payments due under the notes as well as certain profit participation and feasibility payments. In addition, California Lyon has pledged its interests in the Lyon Member to secure the obligations under the Lyon Note and certain profit participation and feasibility payments. California Lyon also has executed a guaranty of the Lyon Note. The maximum principal amount of the bank loan is $12.0 million. Interest is payable monthly at the rate equal to the greater of the prime rate or 5.0% per annum. The outstanding balance of the loan must be reduced to $6.0 million in June 2004 and to $3.0 million in September 2004. The loan’s maturity date of December 2004 may be extended to June 2005 if certain conditions are satisfied. The loan is secured by a deed of trust on the real property as well as security interests in the LLC’s personal property, agreements and ancillary rights. The LLC has provided an environmental indemnity to the lender.

Description of the notes

As used below in this “Description of the notes” section, the “Issuer” means William Lyon Homes, Inc., a California corporation, and its successors, but not any of its subsidiaries. The Issuer issued the old notes, and will issue the new notes, described in this prospectus (the “Notes”) under an Indenture, dated as of February 6, 2004 (the “Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

The form and terms of the new notes are the same in all material respects as the form and terms of the old notes, except that the new notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not provide for registration rights or liquidated damages. The old notes have not been registered under the Securities Act and are subject to certain transfer restrictions.

The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the registration rights agreement relating to the Notes. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes:

➢	will be general unsecured obligations of the Issuer;

➢	will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes will rank pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated; and

➢	will be unconditionally guaranteed by the Guarantors.

The Note Guarantees

Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries will not be Guarantors. In addition, under certain circumstances, our Joint Ventures could become non-Guarantor Restricted Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

Each Note Guarantee (as defined below):

➢	will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee;

➢	will rank pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

Description of the notes

The Notes and each Note Guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor (including Indebtedness under the Credit Facilities) to the extent of the value of the assets securing such Indebtedness.

The Notes will also be structurally subordinated to all existing and future obligations, including Indebtedness, of Joint Ventures and any Unrestricted Subsidiaries. Claims of creditors of Joint Ventures and Unrestricted Subsidiaries, including trade creditors and holders of Indebtedness, will generally have priority as to the assets of those Joint Ventures and Unrestricted Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the Notes.

As of March 31, 2004, the Issuer had approximately $56.0 million of secured Indebtedness outstanding and approximately $193.5 million of additional secured Indebtedness available to be borrowed under our Credit Facilities, as limited by our borrowing base formulas. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Parent and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “—Certain Covenants—Limitations on Additional Indebtedness” and “—Limitations on Liens.”

Principal, Maturity and Interest

An aggregate principal amount of Notes equal to $150.0 million was initially issued. The Notes are issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 15, 2014.

The Notes will bear interest at the rate of 7 1/2% per annum, payable on February 15 and August 15 of each year, commencing on August 15, 2004, to Holders of record at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer may issue an unlimited amount of additional Notes having identical terms and conditions to the Notes being issued in this offering (the “Additional Notes”), subject to compliance with the “Limitations on Additional Indebtedness” covenant described below. Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will vote on all matters as one class with the Notes being issued in this offering, including, without limitation, waivers, amendments, redemptions and offers to purchase. For purposes of this “Description of the Notes,” except for the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Note Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by the Guarantors.

Description of the notes

As of the date of the Indenture, all of the Parent’s Subsidiaries (other than Duxford Title Reinsurance Company, Cerro Plata Associates, LLC, Lyon Waterfront, LLC, 242 Cerro Plata, LLC and Nobar Water Company), including the Issuer, will be “Restricted Subsidiaries,” and the Parent and all of the Restricted Subsidiaries (other than the Issuer and Joint Ventures that have become Restricted Subsidiaries as a result of changes in GAAP) will be Guarantors. Under the circumstances described below under the subheading “—Certain Covenants—Designation of Unrestricted Subsidiaries,” the Parent will be permitted to designate some of its other Subsidiaries (other than the Issuer) as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

➢	an Unrestricted Subsidiary will generally not be subject to the restrictive covenants in the Indenture;

➢	a Subsidiary that has previously been a Guarantor and that is Designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

➢	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Parent for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Facilities permitted under clause (1) of “—Certain Covenants —Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Associated with the Notes and the Offering—The guarantees of our subsidiaries may be avoidable as fraudulent transfers and any new guarantees may be avoidable as preferences.” Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Subsidiary Guarantor then held by the Parent and the Restricted Subsidiaries, then that Subsidiary Guarantor will be released and relieved of any obligations under its Note Guarantee; provided that the Net Available Proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of the Indenture, to the extent required thereby. See “—Certain Covenants—Limitations on Asset Sales.” In addition, the Indenture will provide that any Subsidiary Guarantor that is Designated as an Unrestricted Subsidiary or that otherwise ceases to be a Subsidiary Guarantor, in each case in accordance with the provisions of the Indenture, will be released from its Note Guarantee upon effectiveness of such Designation or when it first ceases to be a Restricted Subsidiary, as the case may be.

Description of the notes

Optional Redemption

Except as set forth below, the Notes may not be redeemed prior to February 15, 2009. At any time on or after February 15, 2009, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated:

Year	Optional Redemption Price

2009	103.750%
2010	102.500%
2011	101.250%
2012 and thereafter	100.000%

At any time prior to February 15, 2007, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 107.50% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

➢	(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and

➢	(2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee as follows:

➢	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or,

➢	if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described in the second paragraph under “—Optional Redemption,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation

Description of the notes

of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1)  describing the transaction or transactions that constitute the Change of Control;

(2)  offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)  describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer or the Parent will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial

Description of the notes

interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Parent, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Additional Indebtedness

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be less than 3.00 to 1.00 (either (a) or (b), the “Ratio Exception”).

Notwithstanding the above, so long as no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the following Indebtedness, each of the following shall be permitted (the “Permitted Indebtedness”):

(1)  Indebtedness of the Parent and any Restricted Subsidiary under the Credit Facilities and Indebtedness of Restricted Joint Ventures in an aggregate amount at any time outstanding (whether incurred under the Ratio Exception or as Permitted Indebtedness) not to exceed the greater of (x) $215.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2)  (a) the Notes and the Note Guarantees issued on the Issue Date and the Exchange Notes and the guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement and (b) the Existing Notes and the Existing Note Guarantees issued on the Existing Notes Issue Date;

(3)  Indebtedness of the Parent and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4)  Indebtedness of the Parent and the Restricted Subsidiaries under Hedging Obligations; provided that (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5)  Indebtedness of the Parent owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Parent or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Parent or the Issuer owed to a Restricted Subsidiary is unsecured and subordinated,

Description of the notes

pursuant to a written agreement, to the Parent or the Issuer’s obligations under the Indenture and the Notes and (b) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Parent or a Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)  Indebtedness in respect of bid, performance or surety bonds issued for the account of the Parent or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Parent or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7)  Purchase Money Indebtedness incurred by the Parent or any Restricted Subsidiary, in an aggregate amount not to exceed at any time outstanding $15.0 million;

(8)  Non-Recourse Indebtedness of the Parent or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(9)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10)  Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)  Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception, clause (2) or (3) above or this clause (11);

(12)  the guarantee by the Parent or any Restricted Subsidiary of Indebtedness (other than Permitted Restricted Joint Venture Indebtedness and Indebtedness incurred pursuant to clause (8), (13), or (15) hereof or, in the case of the guarantee by a Restricted Subsidiary that is not a Guarantor, pursuant to the Ratio Exception) of a Restricted Subsidiary, in the case of the Parent, or of the Parent or another Restricted Subsidiary, in the case of a Restricted Subsidiary, in either case, that was permitted to be incurred by another provision of this covenant;

(13)  Indebtedness of any Restricted Subsidiary engaged primarily in the mortgage origination and lending business (a “Mortgage Subsidiary”) under warehouse lines of credit and repurchase agreements, and Indebtedness secured by mortgage loans and related assets of such Restricted Subsidiary, in each case incurred in the ordinary course of such business; provided that the only legal recourse for collection of obligations owing on such Indebtedness is against such Restricted Subsidiary, any other Mortgage Subsidiary and their respective assets;

(14) Indebtedness of the Parent or any Restricted Subsidiary in an aggregate amount not to exceed $10.0 million at any time outstanding; and

(15) Indebtedness of Consolidated Joint Ventures in an aggregate amount at any time outstanding not to exceed $115.0 million less the aggregate amount of liabilities that would constitute Indebtedness of the Parent and the Restricted Subsidiaries but for clause (c) of the last paragraph of the definition of “Indebtedness” on the date of determination.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Ratio Exception, the Parent shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more

Description of the notes

than one of the types of Indebtedness described, except that Indebtedness outstanding under the Credit Facilities on the Existing Notes Issue Date shall be deemed to have been incurred under clause (1) above and (b) Indebtedness of Joint Ventures on the date they became or become Consolidated Joint Ventures shall be deemed to have been incurred under clause (15) above.

Limitations on Restricted Payments

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)  a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)  the Parent cannot incur $1.00 of additional Indebtedness pursuant to the Ratio Exception; or

(3)  the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Existing Notes Issue Date (other than Restricted Payments made pursuant to clause (2), (3) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)  50% of Consolidated Net Income for the period (taken as one accounting period) from April 1, 2003 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)  100% of the aggregate net cash proceeds received by the Parent either (x) as contributions to the common equity of the Parent after the Existing Notes Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Existing Notes Issue Date, other than to the extent any such proceeds are used to redeem Notes in accordance with the second paragraph under “—Optional Redemption,” plus

(c)  the aggregate amount by which Indebtedness of the Parent or any Restricted Subsidiary is reduced on the Parent’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent) of Indebtedness issued subsequent to the Existing Notes Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Parent or any Restricted Subsidiary upon such conversion or exchange), plus

(d)  in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Existing Notes Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e)  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (including, for avoidance of doubt, any Joint Venture becoming a Consolidated Joint Venture which is a Restricted Subsidiary), the lesser of (i) the Fair Market Value of the Parent’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Parent’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f)  $5.0 million.

Description of the notes

The foregoing provisions will not prohibit:

(1)  the payment by the Parent or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2)  so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of any Equity Interests of the Parent or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3)  so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Subordinated Indebtedness of the Parent or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4)  so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Equity Interests of the Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $2.0 million during any calendar year; or

(5)  repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof;

provided that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

Maintenance of Consolidated Tangible Net Worth

If the Parent’s Consolidated Tangible Net Worth declines below $75.0 million (the “Minimum Tangible Net Worth”) at the end of any fiscal quarter, the Parent must deliver an Officers’ Certificate to the Trustee within 55 days after the end of that fiscal quarter (100 days after the end of any fiscal year) to notify the Trustee. If, on the last day of each of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to as a “Deficiency Date”), the Parent’s Consolidated Tangible Net Worth is less than the Minimum Tangible Net Worth of the Parent, then the Issuer must make an offer (a “Net Worth Offer”) to all Holders of Notes to purchase 10% of the aggregate principal amount of the Notes originally issued (the “Net Worth Offer Amount”) at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that no such Net Worth Offer shall be required if, after the Deficiency Date but prior to the date the Issuer is required to make the Net Worth Offer, capital in cash or Cash Equivalents is contributed for Qualified Equity Interests sufficient to increase the Parent’s Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or above the Minimum Tangible Net Worth.

The Issuer must make the Net Worth Offer no later than 65 days after each Deficiency Date (110 days if such Deficiency Date is the last day of the Parent’s fiscal year). The Net Worth Offer is required to remain open for a period of 20 Business Days following its commencement or for such longer period as

Description of the notes

required by law. The Issuer is required to purchase the Net Worth Offer Amount of the Notes on a designated date no later than five Business Days after the termination of the Net Worth Offer, or if less than the Net Worth Offer Amount of Notes shall have been tendered, all Notes then tendered.

If the aggregate principal amount of Notes tendered exceeds the Net Worth Offer Amount, the Issuer is required to purchase the Notes tendered to it pro rata among the Notes tendered (with such adjustments as may be appropriate so that only Notes in denominations of $1,000 and integral multiples thereof shall be purchased).

In no event will the failure of the Parent’s Consolidated Tangible Net Worth to equal or exceed the Minimum Tangible Net Worth at the end of any fiscal quarter be counted toward the requirement to make more than one Net Worth Offer. The Issuer may reduce the principal amount of Notes to be purchased pursuant to the Net Worth Offer by subtracting 100% of the principal amount (excluding premium) of the Notes redeemed by the Issuer prior to the purchase (otherwise than under this provision). The Issuer, however, may not credit Notes that have been previously used as a credit against any obligation to repurchase Notes pursuant to this provision.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Worth Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Net Worth Offer” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Net Worth Offer” provisions of the Indenture by virtue of this compliance.

If a Net Worth Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Net Worth Offer. In addition, we cannot assure you that the Issuer will be able to obtain the consents necessary to consummate a Net Worth Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The Parent’s Consolidated Tangible Net Worth was approximately $251.2 million as of March 31, 2004.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Issuer) to:

(a)  pay dividends or make any other distributions on or in respect of its Equity Interests;

(b)  make loans or advances or pay any Indebtedness or other obligation owed to the Parent or any other Restricted Subsidiary; or

(c)  transfer any of its assets to the Parent or any other Restricted Subsidiary;

except for:

(1)  encumbrances or restrictions existing under or by reason of applicable law;

(2)  encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)  non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

Description of the notes

(4)  encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5)  restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6)  restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7)  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired;

(8)  encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive than those contained in the agreements creating or evidencing the Indebtedness being refinanced;

(9)  customary provisions in leases, licenses, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10)  Purchase Money Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11)  Non-Recourse Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets secured by such Non-Recourse Indebtedness or on the Equity Interests in the Person holding such assets;

(12)  customary restrictions in other Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness;” provided that such restrictions, taken as a whole, are, in the good faith judgment of the Parent’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (4) above; and

(13) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments or refinancings are, in the good faith judgment of the Parent’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1)  such Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that may have been obtained in a comparable transaction at such time on an arm’s-length basis by the Parent or that Restricted Subsidiary from a Person that is not an Affiliate of the Parent or that Restricted Subsidiary; and

Description of the notes

(2)  the Parent delivers to the Trustee:

(a)  with respect to any Affiliate Transaction involving aggregate value expended or received by the Parent or any Restricted Subsidiary in excess of $2.0 million, an Officers’ Certificate of the Parent certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b)  with respect to any Affiliate Transaction involving aggregate value expended or received by the Parent or any Restricted Subsidiary of $10.0 million or more, the certificates described in the preceding clause (b) and (x) a written opinion as to the fairness of such Affiliate Transaction to the Parent or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1)  transactions exclusively between or among (a) the Parent and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Parent (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2)  reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification and insurance arrangements;

(3)  the allocation of employee services among the Parent, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business; provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or stockholder of the Parent beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Parent);

(4)  loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(5)  any agreement as in effect as of the Issue Date or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(6)  Restricted Payments which are made in accordance with the covenant described under “—Limitations on Restricted Payments” and Permitted Investments (other than any Permitted Investment made in accordance with clause (13) of the definition of “Permitted Investments” to the extent that such Permitted Investment is in a Joint Venture or Unrestricted Subsidiary of which any officer, director or stockholder of the Parent beneficially owns any Equity Interests (other than indirectly through ownership of Equity Interests in the Parent));

(7)  licensing of trademarks to, and allocation of overhead, sales and marketing, travel and like expenses among, the Parent, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business; provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or stockholder of the Parent beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Parent); or

(8)  sales or other dispositions of Qualified Equity Interests for cash by the Parent to an Affiliate.

Description of the notes

Limitations on Liens

The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against any assets owned by the Parent or such Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith:

(1)  in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)  in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)  the Parent or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2)  at least 75% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a)  the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Parent or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Parent or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b)  the amount of any obligations received from such transferee that are within 60 days converted by the Parent or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c)  the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Parent or a Restricted Subsidiary acquires voting and management control of such entity) received by the Parent or any Restricted Subsidiary to be used by it in the Permitted Business.

If at any time any non-cash consideration received by the Parent or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

Description of the notes

If the Parent or any Restricted Subsidiary engages in an Asset Sale, the Parent or such Restricted Subsidiary shall, no later than 360 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1)  repay any Indebtedness under the Credit Facilities and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability of such revolving credit facility;

(2)  repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3)  invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Parent or a Restricted Subsidiary acquires voting and management control of such entity) to be used by the Parent or any Restricted Subsidiary in the Permitted Business.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)  the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2)  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)  if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4)  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

Description of the notes

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Parent may designate any Subsidiary of the Parent (other than the Issuer) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)  the Parent would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Parent’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1)  has no Indebtedness other than Permitted Unrestricted Subsidiary Debt;

(2)  is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding (i) are no less favorable to the Parent or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent or such Restricted Subsidiary or (ii) would be permitted as (a) an Affiliate Transaction under and in compliance with “—Limitations on Transactions with Affiliates”, (b) an Asset Sale under and in compliance with “—Limitations on Asset Sales”, (c) a Permitted Investment or (d) an Investment under and in compliance with “—Limitations on Restricted Payments”;

(3)  is a Person with respect to which neither the Parent nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4)  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any Restricted Subsidiary.

If, at any time after the Designation, any Unrestricted Subsidiary fails to meet the requirements set forth in the preceding paragraph, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Parent shall be in default of the applicable covenant.

Notwithstanding the foregoing, the Parent may Designate a Subsidiary as an Unrestricted Subsidiary without complying with the first two paragraphs of this covenant if (a) such Subsidiary is a Consolidated Joint Venture and (b) such Designation is made within 30 days of such Joint Venture becoming a

Description of the notes

Subsidiary. Any such Unrestricted Subsidiary shall, however, be required subsequent to such Designation to comply with the immediately preceding paragraph; provided that such Unrestricted Subsidiary shall not be deemed to be in violation of the requirements set forth in the second paragraph of this covenant to the extent that the Indebtedness, obligation, agreement or other arrangement that would otherwise violate such paragraph was in existence at the time such Joint Venture became a Subsidiary as in effect at such time.

The Parent may not Designate the Issuer as an Unrestricted Subsidiary. As of the Issue Date, the Parent shall be deemed to have Designated Duxford Title Reinsurance Company, Cerro Plata Associates, LLC, 242 Cerro Plata, LLC, Nobar Water Company and Lyon Waterfront, LLC as Unrestricted Subsidiaries.

The Parent may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the board of directors of the Parent delivered to the Trustee and certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

Neither the Parent nor the Issuer will, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any Person (other than a merger that satisfies the requirements of clause (1) below with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Parent’s or the Issuer’s jurisdiction of incorporation, as the case may be, to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Parent or the Parent and the Restricted Subsidiaries (taken as a whole) or the Issuer or the Issuer and the Restricted Subsidiaries that are Subsidiaries of the Issuer (taken as a whole), as the case may be, to any Person or (b) adopt a Plan of Liquidation unless, in either case:

(1)  either:

(a)  the Parent or the Issuer, as the case may be, will be the surviving or continuing Person; or

(b)  the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer or the Parent, as the case may be, under the Notes or the Parent’s Note Guarantee, as applicable, the Indenture and the Registration Rights Agreement; provided that, in the case of the Issuer, at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation;

(2)  immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

Description of the notes

(3)  immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Parent or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Parent immediately prior to such transaction (disregarding the effect of fees, commissions, discounts, taxes and other amounts payable in respect of such transaction) and (b) the Parent or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Parent or the Issuer, as the case may be, immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “—Note Guarantees,” no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, whether or not affiliated with such Subsidiary Guarantor, unless:

(1)  either:

(a)  such Subsidiary Guarantor will be the surviving or continuing Person; or

(b)  the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Subsidiary Guarantor under the Note Guarantee of such Subsidiary Guarantor, the Indenture and the Registration Rights Agreement; and

(2)  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Parent or the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Parent or the Issuer, as the case may be.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Parent or the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary (other than the Issuer) may merge into the Parent or another Restricted Subsidiary.

Description of the notes

Additional Note Guarantees

If, after the Issue Date, (a) the Parent or any Restricted Subsidiary shall acquire or create another Subsidiary (other than (i) a Subsidiary that has been designated an Unrestricted Subsidiary and (ii) a Joint Venture that has become a Restricted Subsidiary because of a change in GAAP relating to consolidation) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Parent shall cause such Restricted Subsidiary to:

(1)  execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2)  deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Parent will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants; and

(2)  all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file these reports.

In addition, whether or not required by the SEC, the Parent will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

The Issuer will also deliver to the trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that, to the signing Officers’ knowledge, no Default has occurred under the indenture, or, if a Default has occurred, what action the Issuer and/or Guarantors are taking or propose to take with respect thereto.

Events of Default

Each of the following is an “Event of Default”:

(1)  failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

Description of the notes

(2)  failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3)  failure by the Parent or the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” or in respect of its obligations to make a Change of Control Offer as described above under “—Change of Control”;

(4)  failure by the Parent or the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 30 days after written notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)  default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Indebtedness) of the Parent or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)  is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b)  results in the acceleration of such Indebtedness prior to its express final maturity, or

(c)  results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $10.0 million or more;

(6)  one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Parent or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7)  the Parent, the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)  commences a voluntary case,

(b)  consents to the entry of an order for relief against it in an involuntary case,

(c)  consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)  makes a general assignment for the benefit of its creditors;

(8)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)  is for relief against the Parent, the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b)  appoints a Custodian of the Parent, the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Parent, the Issuer or any Significant Subsidiary, or

(c)  orders the liquidation of the Parent, the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

Description of the notes

(9)  the Note Guarantee of the Parent or any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 90 days after becoming aware of the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)  has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)  has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire

Description of the notes

indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1)  rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)  the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)  the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4)  the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the Trustee must have a valid, perfected, exclusive security interest in such trust,

(2)  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)  the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)  since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

Description of the notes

(4)  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5)  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound,

(6)  the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)  the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuer and the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1)  all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)  (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)  the Issuer has paid all sums payable by it under the Indenture,

(c)  the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d)  the Trustee, for the benefit of the Holders, has a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Description of the notes

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that:

(a)  no such amendment may, without the consent of the Holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligation of the Parent or the Issuer under the heading “—Change of Control” or the related definitions that could adversely affect the rights of any Holder; and

(b)  without the consent of each Holder affected, the Issuer, the Guarantors and the Trustee may not:

(1)  change the maturity of any Note;

(2)  reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3)  reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;

(4)  make any Note payable in money or currency other than that stated in the Notes;

(5)  modify or change any provision of the Indenture or the related definitions to subordinate the Notes or any Note Guarantee to other Indebtedness in a manner that adversely affects the Holders;

(6)  reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7)  impair the rights of Holders to receive payments of principal of or interest on the Notes;

(8)  release the Parent from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(9)  make any change in these amendment and waiver provisions.

Description of the notes

Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in the case of a merger or acquisition, to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder, to comply with SEC rules and regulations or changes to applicable law or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The Securities and Exchange Commission takes the position that this waiver will not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date (other than a Consolidated Joint Venture or a Restricted Joint Venture), Indebtedness of

Description of the notes

such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Parent or any Restricted Subsidiary, any Indebtedness of a Person (other than the Parent or a Restricted Subsidiary) existing at the time such Person is merged with or into the Parent or a Restricted Subsidiary, or Indebtedness expressly assumed by the Parent or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means

(1)  an Investment by the Parent or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be merged with or into the Parent or any Restricted Subsidiary, or

(2)  the acquisition by the Parent or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Parent or any Restricted Subsidiary to any Person other than the Parent or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Parent or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)  transfers of cash or Cash Equivalents;

(2)  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the provisions described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3)  Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4)  the creation or realization of any Permitted Lien;

(5)  transactions in the ordinary course of business, including, without limitation, dedications and other donations to governmental authorities, sales (directly or indirectly), leases, sales and leasebacks and other dispositions of (A) homes, improved land and unimproved land, whether in single or multiple lots, (B) real estate (including related amenities and improvements), whether in single or

Description of the notes

multiple lots and (C) Equity Interests of a Subsidiary, the assets of which consist entirely of amenities and improvements related to real estate, such as golf courses, and real estate underlying such amenities and improvements;

(6)  dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business; and

(7)  any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.0 million.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Borrowing Base” means, at any time of determination, the sum of the following without duplication:

(1)  100% of all cash and Cash Equivalents held by the Parent, any Restricted Subsidiary (other than a Consolidated Joint Venture) or any Restricted Joint Venture;

(2)  80% of the book value of Developed Land for which no construction has occurred;

(3)  90% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Parent) for all Units for which there is an executed purchase contract with a buyer not Affiliated with the Parent, less any deposits, down payments or earnest money;

(4)  85% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Parent) for all Units for which construction has begun and for which there is not an executed purchase agreement with a buyer not Affiliated with the Parent; and

(5)  50% of the costs of Entitled Land (other than Developed Land) on which improvements have not commenced, less mortgage Indebtedness (other than under a Credit Facility) applicable to such land;

provided that the aggregate amount of assets of a Restricted Joint Venture (whether or not it is a Restricted Subsidiary) comprising a portion of the Borrowing Base shall not exceed, at such time of determination, 125% of the amount of Permitted Restricted Joint Venture Indebtedness then outstanding of such Restricted Joint Venture.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

Description of the notes

“Cash Equivalents” means:

(1)  marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)  demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3)  commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Parent or an Affiliate of the Parent, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s;

(4)  repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5)  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

(1)  the Parent shall cease to own beneficially and of record all of the Equity Interests of the Issuer;

(2)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under such Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Parent;

(3)  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Parent was approved by a vote of the majority of the directors of the Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Parent;

(4)  (a) all or substantially all of the assets of the Parent and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Parent consolidates or merges with or into another Person other than a Permitted Holder or any Person other than a Permitted Holder consolidates or merges with or into the Parent, in either case under this clause (4), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate 100% of the total voting power of the Voting Stock of the Parent immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of the Parent or the surviving or transferee Person; or

(5)  the Parent or the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Parent or the Issuer.

Description of the notes

“Consolidated Amortization Expense” for any period means the amortization expense of the Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1)  Consolidated Net Income, plus

(2)  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary (other than the Issuer) only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer or the Parent by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)  Consolidated Income Tax Expense,

(b)  Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)  Consolidated Depreciation Expense,

(d)  Consolidated Interest Expense and interest and other charges amortized to “cost of sales—homes” or “cost of sales—lots, land and other”, and

(e)  all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3)  the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)  the incurrence of any Indebtedness, the inclusion of any Indebtedness on the balance sheet or the issuance of any preferred stock, in each case of the Parent or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

Description of the notes

(2)  any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Parent or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Exchange Act of 1934, as amended) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Parent or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person (other than a Restricted Subsidiary, in the case of the Parent, or the Parent or another Restricted Subsidiary, in the case of a Restricted Subsidiary), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Parent or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)  notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Parent and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Parent and the Restricted Subsidiaries as of such date, determined on a consolidated basis.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (other than interest and other charges amortized to “cost of sales—homes” or “cost of sales—lots, land and other”) of the Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1)  imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2)  commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)  the net costs associated with Hedging Obligations,

Description of the notes

(4)  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5)  the interest portion of any deferred payment obligations,

(6)  all other non-cash interest expense,

(7)  the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Parent or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Parent or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Parent and the Restricted Subsidiaries, expressed as a decimal,

(8)  all interest payable with respect to discontinued operations, and

(9)  all interest on any Indebtedness of any other Person (other than a Restricted Subsidiary, in the case of the Parent, or the Parent or another Restricted Subsidiary, in the case of a Restricted Subsidiary) guaranteed by the Parent or any Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations but not including interest or other charges amortized to “cost of sales—homes” or “cost of sales—lots, land and other”).

“Consolidated Joint Venture” means a Joint Venture in existence on the Existing Notes Issue Date which has become or becomes a Subsidiary because of a change in GAAP relating to consolidation.

“Consolidated Joint Venture Indebtedness” means Indebtedness of Consolidated Joint Ventures included on the consolidated balance sheet of the Parent and its Restricted Subsidiaries.

“Consolidated Net Income” for any period means the net income (or loss) of the Parent and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Parent or any of its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Parent or any of its Restricted Subsidiaries during such period;

(2)  except to the extent includible in the consolidated net income of the Parent pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Parent or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Parent or any Restricted Subsidiary;

(3)  the net income of any Restricted Subsidiary (other than the Issuer) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

Description of the notes

(4)  that portion of the net income of any Restricted Subsidiary (other than the Issuer) that is not a Guarantor and is not a Wholly-Owned Restricted Subsidiary attributable to the portion of the Equity Interests of such Restricted Subsidiary that is not owned by the Parent or the Restricted Subsidiaries;

(5)  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Parent or the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(6)  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Parent or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Parent or any Restricted Subsidiary or (b) any Asset Sale by the Parent or any Restricted Subsidiary; and

(7)  other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Parent or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (14) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries (other than Cerro Plata Associates, LLC and 242 Cerro Plata, LLC) and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Existing Notes Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Parent and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) any assets securing Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the Consolidated Net Worth of such Person as of such date less (without duplication) all Intangible Assets of such Person as of such date.

“Credit Facilities” means (i) the Loan Agreement dated as of September 25, 2000 between the Issuer and Residential Funding Corporation, as amended, (ii) the Master Loan Agreement dated as of August 31, 2000 between the Issuer and Guaranty Federal Bank, F.S.B, as amended, and (iii) the Revolving Line of Credit Loan Agreement dated as of September 21, 2000 between the Issuer and California Bank & Trust, as amended, in each case (i), (ii) and (iii), including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or

Description of the notes

otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreements, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders. Notwithstanding the foregoing, “Credit Facilities” shall not include any agreements relating to Consolidated Joint Venture Indebtedness or Permitted Restricted Joint Venture Indebtedness.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries;” and “Designate” and “Designated” shall have correlative meanings.

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Developed Land” means all Entitled Land of the Parent, its Restricted Subsidiaries (other than Consolidated Joint Ventures) and the Restricted Joint Ventures which is undergoing active development or is ready for vertical construction.

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof and improvements and accessions thereto.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under the caption “—Change of Control” and such Equity Interests specifically provide that such Person will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “—Change of Control.”

Description of the notes

“Entitled Land” means all land of the Parent, its Restricted Subsidiaries (other than Consolidated Joint Ventures) and the Restricted Joint Ventures (a) on which Units may be constructed or which may be utilized for commercial, retail or industrial uses, in each case, under applicable laws and regulations and (b) the intended use by the Parent for which is permissible under the applicable regional plan, development agreement or applicable zoning ordinance.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Existing Note Guarantees” means the guarantees of the Existing Notes that are either (i) in existence on the Issue Date, or (ii) thereafter delivered in accordance with the requirements of the indenture governing the Existing Notes.

“Existing Notes” means the Issuer’s 10¾% Senior Notes due 2013 issued on the Existing Notes Issue Date.

“Existing Notes Issue Date” means March 17, 2003.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the board of directors of the Parent or a duly authorized committee thereof, as evidenced by a resolution of such board or committee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). Notwithstanding the foregoing, the liability of a general partner for the Indebtedness of a partnership that is secured by assets of such partnership whose Fair Market Value on the Existing Notes Issue Date exceeds the amount of such Indebtedness shall not be deemed to be a guarantee for purposes of this definition; provided that (i) the general partner has not otherwise guaranteed or assumed such Indebtedness, (ii) such Indebtedness is not included on the balance sheet of the general partner and is not required to be so included in accordance with GAAP as in effect on the date of such determination (except, in each case in this clause (ii), if the partnership was a Joint Venture which became a Subsidiary and which was Designated as an Unrestricted Subsidiary in accordance with the fourth paragraph of the covenant described under “Certain Covenants—Limitations on Designation of Unrestricted

Description of the notes

Subsidiaries”), (iii) to the extent the aggregate amount of liabilities of the Parent and the Restricted Subsidiaries that would constitute guarantees but for this sentence on the date of determination exceeds $115.0 million less the aggregate amount of Indebtedness outstanding under clause (15) of the definition of “Permitted Indebtedness” on the date of determination, then such excess shall be deemed to be guarantees by the Parent and the Restricted Subsidiaries and (iv) such partnership was in existence on the Existing Notes Issue Date. “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means the Parent and each Restricted Subsidiary of the Parent on the Issue Date (other than the Issuer and Joint Ventures that have become Restricted Subsidiaries as a result of changes in GAAP), and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee. On the Issue Date, the Guarantors will be the Parent, California Equity Funding, Inc., a California corporation, PH-LP Ventures, a California corporation, Duxford Financial, Inc., a California corporation, Sycamore CC, Inc., a California corporation, Presley CMR, Inc., a California corporation, William Lyon Southwest, Inc., an Arizona corporation, PH-Rielly Ventures, a California corporation, OX I Oxnard, L.P., a California limited partnership, The Ranch Golf Club Co., a California general partnership, HSP, Inc., a California corporation, PH Ventures-San Jose, a California corporation, Presley Homes, a California corporation, St. Helena Westminster Estates, LLC, a Delaware limited liability company, and Lyon Montecito, LLC, a California limited liability company.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or at the time such Person merged with or into the Parent or a Restricted Subsidiary shall be deemed to have been incurred at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

Description of the notes

(5)  the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)  all Capitalized Lease Obligations of such Person;

(7)  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that (i) Indebtedness of the Parent or its Subsidiaries that is guaranteed by the Parent or the Parent’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Parent and its Subsidiaries on a consolidated basis and (ii) only the liabilities relating to any such guarantee that are recorded as liabilities, or required (in accordance with GAAP) to be recorded as liabilities, on the balance sheet of such Person shall be considered Indebtedness of such Person (it being understood that any increase in liabilities recorded or required to be recorded on such Person’s balance sheet shall be deemed to be an “incurrence” of Indebtedness by such Person at the time of such increase);

(9)  all Attributable Indebtedness;

(10)  to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(11)  all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; and

(12)  the liquidation value of preferred stock of a Subsidiary of such Person issued and outstanding and held by any Person other than such Person (or one of its Wholly-Owned Restricted Subsidiaries).

Notwithstanding the foregoing, the following shall not be considered Indebtedness: (a) earn-outs or similar profit sharing or participation arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities, (b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business, (c) the liability of a general partner for the Indebtedness of a partnership that is secured by assets of such partnership whose Fair Market Value on the Existing Notes Issue Date exceeds the amount of such Indebtedness; provided that, in the case of this clause (c), (i) the general partner has not otherwise guaranteed or assumed such Indebtedness, (ii) such Indebtedness is not included on the balance sheet of the general partner and is not required to be so included in accordance with GAAP as in effect on the date of such determination (except, in each case in this clause (ii), if the partnership is a Consolidated Joint Venture which was Designated as an Unrestricted Subsidiary in accordance with the fourth paragraph of the covenant described under “Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”), (iii) to the extent the aggregate amount of liabilities of the Parent and the Restricted Subsidiaries that would constitute Indebtedness but for this clause (c) on the date of determination exceeds $115.0 million less the aggregate amount of Indebtedness outstanding under clause (15) of the definition of “Permitted Indebtedness” on the date of determination, then such excess shall be considered Indebtedness of the Parent and the Restricted Subsidiaries and (iv) such partnership was in existence on the Existing Notes Issue Date, (d) completion guarantees entered into in the ordinary course of business and (e) obligations in respect of district improvement bonds pertaining to roads, sewers and other infrastructure. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be

Description of the notes

deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Parent who

(1)  is independent with respect to the transaction at issue;

(2)  does not have any material financial interest in the Parent or any of its Affiliates (other than as a result of holding securities of the Parent); and

(3)  has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, compensation, payment or other benefit, of any type or form, from the Parent or any of its Affiliates, other than customary directors’ fees and indemnity and insurance arrangements for serving on the board of directors of the Parent or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Parent’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Parent’s board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Parent and its Affiliates; provided, however, that the prior rendering of service to the Parent or an Affiliate of the Parent shall not, by itself, disqualify the advisor.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Existing Notes Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its Fair Market Value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Investments” of any Person means, without duplication:

(1)  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3)  all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)  the Designation of any Subsidiary as an Unrestricted Subsidiary.

Description of the notes

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Parent shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary not sold or disposed of, which amount shall be determined by the board of directors of the Parent. Notwithstanding the foregoing, redemptions of Equity Interests of the Parent shall be deemed not to be Investments.

“Issue Date” means February 6, 2004, the date on which the Notes were originally issued.

“Joint Venture” means a corporation, limited liability company, partnership or other entity engaged in a Permitted Business (other than an entity constituting a Subsidiary of the Parent) in which the Parent or any of its Restricted Subsidiaries owns, directly or indirectly, at least 10% of the Equity Interests.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)  brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2)  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)  amounts required to be paid to any Person (other than the Parent or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Parent or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Parent or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate of the Parent delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the

Description of the notes

specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

“Officer” of any Person means any of the following of such Person: the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” of any Person means a certificate signed by two Officers of such Person.

“Parent” means William Lyon Homes, a Delaware corporation.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the Notes or the Note Guarantee of such Guarantor, as applicable.

“Permitted Business” means the businesses engaged in by the Parent and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holders” means General William Lyon, his wife, his lineal descendants and his other close family members, any corporation, limited liability company or partnership in which he has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of him, his wife, his lineal descendants or his other close family members.

“Permitted Investment” means:

(1)  Investments by the Parent or any Restricted Subsidiary in (a) the Issuer or any Guarantor or (b) in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Issuer or a Guarantor;

(2)  Investments in the Parent by any Restricted Subsidiary;

(3)  loans and advances to directors, employees and officers of the Parent and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Parent not in excess of $2.0 million at any one time outstanding;

(4)  Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5)  Cash Equivalents;

(6)  receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)  Investments made by the Parent or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

Description of the notes

(9)  lease, utility and other similar deposits in the ordinary course of business;

(10)  Investments made by the Parent or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(11)  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

(12)  Investments in existence on the Existing Notes Issue Date;

(13)  Investments (with each Investment being valued as of the date made and without regard to subsequent changes in value) made since the Existing Notes Issue Date by the Parent or any Restricted Subsidiary in Joint Ventures, Consolidated Joint Ventures, Restricted Joint Ventures or in Unrestricted Subsidiaries in an aggregate amount at any one time outstanding not to exceed the sum of (x) 15% of the Parent’s Consolidated Tangible Net Worth at December 31, 2002 plus (y) in the case of the disposition or repayment of or return on any Investment in a Joint Venture, Consolidated Joint Venture or Unrestricted Subsidiary, which Investment was in existence on December 31, 2002, an amount equal to the return of capital after December 31, 2002 with respect to such Investment (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

(14)  completion guarantees entered into in the ordinary course of business;

(15)  the Designation of a Subsidiary as an Unrestricted Subsidiary in accordance with the fourth paragraph of the covenant described under “Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”; and

(16)  other Investments in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (16) above shall be deemed to be reduced:

(a)  upon the disposition or repayment of or return on any Investment made pursuant to clause (16) above, by an amount equal to the return of capital with respect to such Investment to the Parent or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b)  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (including, for avoidance of doubt, any Joint Venture becoming a Consolidated Joint Venture which is a Restricted Subsidiary), by an amount equal to the lesser of (x) the Fair Market Value of the Parent’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (16) above.

“Permitted Liens” means the following types of Liens:

(1)  (a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

Description of the notes

(2)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby and other assets relating to such letters of credit and products and proceeds thereof;

(5)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Parent or any Restricted Subsidiary, including rights of offset and setoff;

(6)  bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7)  leases or subleases, licenses or sublicenses, (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Parent or any Restricted Subsidiary;

(8)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9)  Liens securing all of the Notes and Liens securing any Note Guarantee;

(10)  Liens in favor of the Trustee under and as permitted by the Indenture;

(11)  Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(12)  Liens in favor of the Issuer or a Guarantor;

(13)  Liens securing Indebtedness under the Credit Facilities incurred pursuant to clause (1) of “—Limitations on Additional Indebtedness”;

(14)  without limiting any other clause in this definition of “Permitted Liens,” Liens securing Indebtedness of the Parent or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that the aggregate amount of all Consolidated Indebtedness of the Parent and the Restricted Subsidiaries secured by Liens (including all Indebtedness permitted to be secured by the other provisions of this definition, but excluding Non-Recourse Indebtedness) shall not exceed 30% of Consolidated Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof);

(15)  Liens securing Non-Recourse Indebtedness of the Parent or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that such Liens apply only to (a) the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness and (b) Directly Related Assets;

Description of the notes

(16)  Liens securing Purchase Money Indebtedness permitted to be incurred under the Indenture; provided that such Liens apply only to (a) the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness and (b) Directly Related Assets;

(17)  Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than Directed Related Assets) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Parent or a Restricted Subsidiary;

(18)  Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Parent or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19)  Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets of the Parent or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(20)  Liens securing Consolidated Joint Venture Indebtedness permitted to be incurred under the Indenture; provided that, with respect to Indebtedness of any particular Consolidated Joint Venture, such Liens do not extend to assets other than those of the Consolidated Joint Venture;

(21) Liens securing Permitted Restricted Joint Venture Indebtedness permitted to be incurred under the Indenture; provided that, with respect to Indebtedness of any particular Restricted Joint Venture, such Liens do not extend to assets other than those of the Restricted Joint Venture;

(22)  Liens to secure Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that in each case such Liens do not extend to any additional assets (other than Directly Related Assets);

(23)  attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(24)  easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Parent and its Subsidiaries;

(25)  zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Parent and its Subsidiaries or the value of such real property for the purpose of such business;

(26)  Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Indebtedness of such Unrestricted Subsidiary owing to lenders who have also been granted Liens on assets of such Unrestricted Subsidiary to secure such Indebtedness; and

(27)  any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture.

“Permitted Restricted Joint Venture Indebtedness” means Indebtedness of a Restricted Joint Venture incurred pursuant to clause (1) of “—Limitations on Additional Indebtedness”.

Description of the notes

“Permitted Unrestricted Subsidiary Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)  as to which neither the Parent nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, other than, in the case of clause (a) or (b), obligations of the Parent or any Restricted Subsidiary arising as a result of being the general partner of such Unrestricted Subsidiary to the extent such obligations do not constitute Indebtedness of the Parent or such Restricted Subsidiary in accordance with the definition of “Indebtedness”; and

(2)  as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Parent or any Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Parent or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Parent or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including financing costs), (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and Directly Related Assets and (3) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Parent or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Parent other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Parent or financed, directly or indirectly, using funds (1) borrowed from the Parent or any Subsidiary of the Parent until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Parent or any Subsidiary of the Parent (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests; provided, however, that cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

Description of the notes

“Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Refinancing Indebtedness” means Indebtedness of the Parent or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Parent or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid and the amount of reasonable expenses incurred by the Parent or any Restricted Subsidiary in connection with such repayment or amendment) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1)  if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2)  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(3)  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(4)  the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid, extended or amended is secured.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, by and among the Issuer, the Guarantors, and UBS Securities LLC.

“Restricted Joint Venture” means a partnership formed after the Existing Note Issue Date which, at the time of its formation, constituted a Joint Venture (whether or not it subsequently becomes a Restricted Subsidiary) and of which the Issuer or any Guarantor is a general partner, to the extent that (i) the Indebtedness of such partnership is secured by assets whose Fair Market Value on the date of determination exceed the amount of such Indebtedness and (ii) the general partner has not otherwise guaranteed or assumed such Indebtedness.

“Restricted Payment” means any of the following:

(1)  the declaration or payment of any dividend or any other distribution on Equity Interests of the Parent or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as

Description of the notes

such) of Equity Interests of the Parent or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Parent or the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Parent or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)  the redemption of any Equity Interests of the Parent or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Parent or the Issuer, but excluding any such Equity Interests held by the Parent or any Restricted Subsidiary;

(3)  any Investment other than a Permitted Investment; or

(4)  any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Parent.

“Significant Subsidiary” means (1) any Restricted Subsidiary (other than the Issuer) that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary (other than the Issuer) that, when aggregated with all other Restricted Subsidiaries (other than the Issuer) that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity that is or is required to be consolidated in the consolidated financial statements of such Person in accordance with GAAP. Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Parent.

“Subsidiary Guarantor” means any Guarantor other than the Parent.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unit” means a residence, whether single or part of a multifamily building, whether completed or under construction, held by the Parent, any Restricted Subsidiary (other than Consolidated Joint Ventures) or any Restricted Joint Venture for sale in the ordinary course of business.

Description of the notes

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Parent in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Parent or through one or more Wholly-Owned Restricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM OF NEW NOTES

The new notes will be represented by one or more global Notes (the “Global Notes”) in definitive form. The Global Notes will initially be deposited with, or on behalf of, the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

DTC has advised us as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Société Anònyme, Luxembourg (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will

Description of the notes

be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of the Notes will not be entitled to have the Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form. In addition, if (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

Neither we nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

The exchange offer

General

In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchaser, for the benefit of the note holders, pursuant to which we agreed to, at our cost:

➢	file a registration statement with the SEC with respect to a registered exchange offer to exchange the old notes for new notes having terms identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions or additional interest (as defined below)); and

➢	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act and to consummate the exchange offer within 180 days after February 6, 2004, which was the issue date of the old notes.

If we consummate this exchange offer within the requisite time period, holders of the old notes will not have any further registration rights, except as provided below, and the old notes will continue to be subject to certain restrictions on transfer.

Upon the effectiveness of the registration statement of which this prospectus is a part and upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which, together, constitute the exchange offer), we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

Holders may tender some or all of their old notes pursuant to the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer.

We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. This prospectus, together with the letter of transmittal, is first being sent on or about [_______], 2004 to all beneficial holders of the old notes known to us.

Under existing SEC interpretations, the new notes and the related guarantees will be freely transferable by holders other than affiliates of the issuer after the exchange offer without further registration under the Securities Act.

Each holder of old notes that wishes to exchange its old notes for new notes will be required to represent, in writing, that, among other things:

➢	any new notes to be received by it will be acquired in the ordinary course of its business,

➢	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act,

➢	it is not an “affiliate” of the issuer or any guarantor, as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

The exchange offer

➢	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of new notes, and

➢	if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such new notes.

Under similar SEC interpretations, each broker-dealer that receives new notes for its own account in exchange for old notes, where old notes were acquired by such broker-dealer as a result of market-making of other trading activities, may fulfill its prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in this registration statement. Under the registration rights agreement, if requested by such broker-dealer, we are required to use our reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective for a period of not longer than 180 days after its effective date to satisfy these prospectus delivery requirements. See “Plan of distribution” for additional information.

We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering the new notes to such holders.

If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “—Conditions” without waiver by us, certificates for any such unaccepted old notes will be returned without expense, to the tendering holder of any such old notes promptly after the expiration date.

We may not assert a condition to the consummation of the exchange offer, other than a condition relating to necessary governmental approvals, in order to terminate the exchange offer subsequent to its expiration. All old notes that are accepted for exchange will be exchanged for new notes issued on or promptly after the expiration date of the exchange offer.

Holders of old notes who tender in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “—Fees and Expenses.”

Shelf Registration Statement

In the event that:

➢	applicable law or interpretations of the staff of the SEC do not permit us to effect the exchange offer,

➢	for any other reason the exchange offer is not consummated within 180 days of February 6, 2004,

➢	any holder is prohibited by law or SEC policy from participating in the exchange offer or does not receive new exchange notes that may be sold without restriction (other than due solely to the status of such holder as an affiliate of us), or

➢	the initial purchaser so requests with respect to old notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution,

The exchange offer

then we will, at our cost, (a) file a shelf registration statement covering resales of the old notes or the new notes, as the case may be, from time to time, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within the time periods specified in the registration rights agreement and (c) keep the shelf registration statement effective for two years from February 6, 2004 or such shorter period ending when all old notes and/or new notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for which such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the old notes or new notes to be registered under the shelf registration statement will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have such holder’s old notes or new notes included in the shelf registration statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

Additional Interest

If:

➢	on or prior to the 180th day after February 6, 2004, the exchange offer is not consummated, or

➢	the shelf registration statement is required to be filed but is not declared effective within the time period required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), additional cash interest will accrue on the affected old notes and the affected new notes, as applicable. The rate of additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of such event, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.00% per annum, from and including the date on which any such event shall occur to, but excluding, the earlier of (1) the date on which all such events have been cured or (2) with respect to each old note or new note, the date on which such old note or new note otherwise becomes freely transferable by holders other than affiliates of the issuer without further registration under the Securities Act.

Notwithstanding the foregoing, (1) the amount of additional interest payable shall not increase because more than one registration default has occurred and is pending and (2) a holder of old notes or new notes who is not entitled to the benefits of the shelf registration statement (e.g., such holder has not elected to include information) shall not be entitled to additional interest with respect to a registration default that pertains to the shelf registration statement. Such interest is payable in addition to any other interest payable from time to time with respect to the old notes and the new notes in cash on each interest payment date to the holders of record for such interest payment date.

Under certain circumstances we may delay the effectiveness of this registration statement or the shelf registration statement and shall not be required to maintain the effectiveness thereof or amend or

The exchange offer

supplement this registration statement or the shelf registration for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligations to pay additional interest with respect to a registration default.

Expiration Date; Extensions; Amendment

We will use our reasonable best efforts to cause the registration statement to be effective continuously and to cause the exchange offer to be consummated no later than 180 days after February 6, 2004. We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes.

We reserve the right to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If such delay in acceptance, extension, termination or amendment constitutes a material change to the exchange offer, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders, and we will extend the exchange offer as required by applicable law. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period. In the event that we decide to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, no later than 9:00 a.m., New York City time, on or prior to the next business day after the previously scheduled expiration date.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the old notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the old notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The exchange offer

Delivery of all document must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or old notes should be sent to us.

Only a holder of old notes may tender old notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose old notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangements to register ownership of the old notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the old notes are tendered:

(a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the old notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt and withdrawal of the tendered old notes will be determined by us in our reasonable discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders

The exchange offer

of old notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of us or them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to:

(a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

(b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering, each holder will represent to us that, among other things:

(a) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person designated by the holder;

(b) neither such holder nor such other person designated by the holder is engaged in or intends to engage in a distribution of the new notes;

(c) neither such holder nor such other person designated by the holder has any arrangement or understanding with any person to participate in the distribution of such new notes; and

(d) such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent’s account with respect to the old notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

The exchange offer

Guaranteed Delivery Procedures

Holders who wish to tender their old notes and

(a) whose old notes are not immediately available or

(b) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

(1) the tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes, the certificate number or numbers of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent’s message in lieu of the letter of transmittal, together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of old notes previously accepted for exchange as of the original expiration date may not be withdrawn.

To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent as its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the old notes to be withdrawn,

(b) identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

(c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such old notes into the name of the depositor withdrawing the tender and

(d) specify the name in which any such old notes are to be registered, if different from that of the depositor. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the old notes withdrawn unless the old notes so withdrawn are validly retendered. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination will be final

The exchange offer

and binding on all parties. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under “- Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other terms of the exchange offer, and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or exchange, any new notes for any old notes, and may terminate or amend the exchange offer before the expiration date, if

➢	the exchange offer violates any applicable law or interpretation by the staff of the SEC;

➢	any action or proceeding shall have been instituted or threatened which might materially impair our ability to proceed with the exchange offer;

➢	any material adverse development shall have occurred in any existing action or proceeding with respect to us;

➢	in our judgment, there exists any other actual or threatened legal impediment to the exchange offer;

➢	all governmental approvals which we deem necessary for the consummation of the exchange offer have not been obtained; or

➢	there shall have occurred (A) a suspension of, or material limitation on, trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (B) a general moratorium declaration by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance securities in the United States, (C) an outbreak or escalation of hostilities or national or international calamity or crisis directly or indirectly involving the United States or a declaration by the United States of a national emergency or war or other national or international calamity or crisis (economic, political, financial or otherwise) which affects the U.S. and international markets.

If we determine in our reasonable discretion that any of the foregoing conditions exist, we may refuse to accept any old notes and return all tendered old notes to the tendering holders and file a shelf registration statement. See “—Shelf Registration Statement.” All conditions to the exchange offer, other than conditions involving governmental approval, must be satisfied or waived before the expiration of the exchange offer.

The exchange offer

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to U.S. Bank National Association addressed as follows:

By Telephone:
(800) 934-6802

By Facsimile:	By Overnight Courier and	By Registered or Certified Mail:
(651) 495-8156	by Hand before 4:30 p.m.	U.S. Bank
Attn: Specialized Finance	on the Expiration Date:	Corporate Trust Services
Confirm by Telephone:	U.S. Bank	60 Livingston Avenue
(800) 934-6802	Corporate Trust Services	St. Paul, Minnesota 55107
	60 Livingston Avenue	Attention: Specialized Finance
St. Paul, Minnesota 55107
Attention: Specialized Finance

Delivery of the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

U.S. Bank National Association is also the trustee under the indenture.

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing such services.

The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of U.S. Bank National Association as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the new notes will be amortized over the term of the notes.

Consequences of Failure to Exchange

Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

(1) to us, upon redemption of these notes or otherwise,

The exchange offer

(2) so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

(3) in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

(4) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or

(5) under an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

Summary of material United States federal income tax considerations

GENERAL

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes by a person who acquires notes in this exchange offer.

Except where noted, the summary deals only with the old notes and new notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, holders whose functional currency is not the U.S. dollar, or persons holding old notes or new notes as part of a hedging or conversion transaction or a straddle, or a constructive sale. Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of the old notes and new notes who are partnerships or other pass-through entities for U.S. federal income tax purposes, or who are former citizens or long-term residents of the United States.

This summary addresses tax consequences relevant to a holder of the new notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of a new note who is, for U.S. federal income tax purposes, either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, not a U.S. Holder.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

Exchange Offer

Pursuant to the exchange offer, holders are entitled to exchange the old notes for new notes that will be substantially identical in all material respects to the old notes, except that the new notes will be registered and therefore will not be subject to transfer restrictions. Accordingly,

(1) no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

(2) the holding period of the new note will include the holding period of the old note exchanged therefore,

(3) the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the old notes exchanged at the time of the exchange, and

(4) the holder will continue to take into account income in respect of the new note in the same manner as before the exchange.

United States Federal Income Taxation of U.S. Holders

Payments of Interest

Interest on the new notes will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes

Unless a non-recognition event applies and subject to the discussion in “—Market Discount” below, upon the sale, redemption, retirement or other taxable disposition of a new note, the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder’s adjusted tax basis in such new note. Amounts attributable to accrued but unpaid interest on the new notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in a new note will generally equal the purchase price paid by such holder for the new note increased by the amount of any market discount, if any, that the U.S. Holder elected to include in income and decreased by the amount of any amortizable bond premium applied to reduce interest on the new notes.

Gain or loss realized on the sale, redemption, retirement or other taxable disposition of a new note will be capital gain or loss and will be long term capital gain or loss at the time of sale, redemption, retirement or other taxable disposition, if the new note has been held for more than one year. The deductibility of capital losses is subject to certain limitations.

Market Discount

The resale of new notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a new note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the new note immediately after its acquisition, other than at original issue, exceeds the U.S. Holder’s adjusted tax basis in the new note. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires a new note at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the accrued market discount on such note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the new note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such note.

Amortizable Bond Premium

A U.S. Holder that purchases a new note for an amount in excess of the amount payable on maturity (which is in this case, the face amount of the new note) will be considered to have purchased such new note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the new note on a constant yield method. However, because the new notes could be redeemed for an amount in excess of their principal amount, the amortization of a portion of potential bond premium (equal to the excess of the amount payable on the earlier call date over the amount payable at maturity) could be deferred until later in the term of the new note. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from the note. Amortizable bond premium on a new note held by a U.S. Holder that does not elect annual amortization will decrease the gain or increase the loss otherwise recognized upon disposition of the new note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Information Reporting and Backup Withholding

Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a new note and to certain payments of the proceeds of the sale or redemption of a new note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax at a rate of 28 percent if a U.S. Holder fails to furnish his U.S. taxpayer identification number (“TIN”), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

United States federal income taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC’s book-entry procedures set forth in the section entitled “Description of the notes—Book-entry, delivery and form of notes” are observed upon issuance and throughout the term of the new notes, the payment to a Non-U.S. Holder of interest on a new note will not be subject to United States federal withholding tax pursuant to the “portfolio interest exception,” provided that:

(1) the interest is not effectively connected with the conduct of a trade or business in the United States;

(2) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all of our classes of stock and is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the new notes on an extension of credit in the ordinary course of its trade or business; and

(3) either (A) the beneficial owner of the new notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the new notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business ( a “financial institution”) certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the new note provides us or our paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form W-8BEN ( or successor form) providing a correct TIN and claiming an exemption from or reduction in the rate of withholding under the benefit of a income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) providing a TIN and stating that interest paid on the new note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

Notwithstanding the foregoing, if a Non-U.S. Holder of a new note is engaged in a trade or business in the United States and interest on the new note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30 percent of its effectively connected earnings and profits for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

Sale, Redemption, Retirement or Other Taxable Disposition of New Notes

Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of a new note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

(1) such gain is effectively connected with the conduct by such holder of a trade or business in the United States, and, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

(2) in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder of a new note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of a note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a “branch profits tax” at a rate of 30 percent or a lower applicable income tax treaty rate.

If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the new note and is nonetheless a non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including a gain from the sale, exchange, retirement or other disposition of the new note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Exchange Offer

The exchange of old notes for the new notes pursuant to this exchange offer should not constitute a taxable event for a Non-U.S. Holder.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest, regardless of whether withholding was required, and any tax withheld with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.

Certain Non-U.S. Holders may, under applicable U.S. Treasury regulations, be presumed to be U.S. persons. Interest paid to such holders generally will be subject to information reporting and backup withholding at a 28 percent rate unless such holders provide to us or our paying agent, as the case maybe, an Internal Revenue Service Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Non-U.S. Holders, as described above.

Information reporting and backup withholding will also generally apply to a payment of the proceeds of a disposition of the new notes (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the new notes by or through a foreign office of a broker. If, however, such broker is (i) is a United States person, (ii) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Plan of distribution

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of any such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period necessary to comply with applicable law in connection with such resales, but in no event more than 180 days after the effective date of this registration statement.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and any profit on any such resale and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933, as amended. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

For a period necessary to comply with applicable law in connection with such resales, but in no event more than 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Legal matters

The enforceability of the notes and guarantees offered hereby will be passed upon for us by Irell & Manella LLP, Newport Beach, California. Richard Sherman, Esq., a partner in Irell & Manella LLP, is the trustee of The William Harwell Lyon Trust which beneficially owns 1,749,259 shares of common stock of Delaware Lyon. William Harwell Lyon, a director of Delaware Lyon and an employee of California Lyon, is the sole beneficiary of The William Harwell Lyon Trust.

Independent auditors

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. You may read our reports and other filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may request copies of those documents at prescribed rates by writing to the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The site’s address is http://www.sec.gov. You also may request copies of our documents, which will be provided to you at no cost, by writing or telephoning us as follows: Corporate Secretary, William Lyon Homes, 4490 Von Karman Avenue, Newport Beach, California 92660, telephone (949) 833-3600. Our internet address is www.lyonhomes.com. Information provided by our website shall not be deemed to be incorporated by reference into, and shall not be considered a part of, this prospectus.

Incorporation of certain documents by reference

We are “incorporating by reference” certain information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any information that we file later with the SEC will automatically update and supercede this information. We are incorporating by reference Delaware Lyon’s Current Report on Form 8-K filed on February 4, 2004, its Annual Report on Form 10-K for the year ended December 31, 2003, its Proxy Statement filed on April 23, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

All documents that Delaware Lyon files with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the termination of the offering of the new notes offered by this prospectus, shall be deemed to be incorporated by reference into, and to be a part of, this prospectus from the date such documents are filed with the SEC.

Any statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supercedes the statement. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

Delaware Lyon files annual, quarterly and special reports and other information with the SEC. These SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Delaware Lyon files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The indenture governing the notes provides that, regardless of whether we are at any time required to file reports with the SEC, we will file with the SEC and furnish to the holders of the notes all such reports and other information as would be required to be filed with the SEC if we were subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In addition, we will furnish to the holders of the notes and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address: William Lyon Homes, 4490 Von Karman Avenue, Newport Beach, CA 92660, (949) 833-3600.

OFFER TO EXCHANGE

$150,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF

7 1/2% SENIOR NOTES DUE 2014

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

FOR ANY AND ALL OUTSTANDING 7 1/2% SENIOR NOTES DUE 2014

ISSUED BY WILLIAM LYON HOMES, INC.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO ISSUE ONLY THE NEW NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

PART II

Information Not Required In Prospectus

Item 20.    Indemnification of Directors and Officers

WILLIAM LYON HOMES, INC.

The Bylaws of William Lyon Homes, Inc. (“California Lyon”) contain various provisions regarding the indemnification of agents of the corporation. These provisions, which are substantially similar to California General Corporation Law §§ 317(a)-(f), read in their entirety as follows:

(a) For the purposes of this Section 5.06, “agent” means any person who is or was a director, officer, employee, or other agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of this corporation or of another enterprise at the request of such predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification under subparagraph (d) or (e) (3) of this section 5.06.

(b) The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interest of the corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.

(c) The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. No indemnification shall be made under this subparagraph (c):

(1) In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall determine;

William Lyon Homes

(2) Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

(3) Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

(d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subparagraph (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

(e) Except as provided in subparagraph (d) above, any indemnification shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subparagraph (b) or (c), by:

(1) A majority vote of a quorum consisting of directors who are not parties to such proceeding;

(2) Approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

(3) The court in which such proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by the corporation.

(f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this section.

Additionally, as permitted under California General Corporation Law § 317(i), California Lyon’s bylaws state that California Lyon shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against such liability under other provisions of the bylaws.

DELAWARE GUARANTORS

William Lyon Homes

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

William Lyon Homes

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article VII of William Lyon Homes (“Delaware Lyon”) Certificate of Incorporation provides that no director of Delaware Lyon shall be personally liable to corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, provided, however, that a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of Article VII of Delaware Lyon’s Certificate of Incorporation shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, the liability of a director of Delaware Lyon shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as amended.

Article IX of Delaware Lyon’s Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of Delaware Lyon, or is or was serving (during his or her tenure as a director and/or an officer) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under Article IX or otherwise. Delaware Lyon may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of Article IX of the Delaware Lyon’s Certificate of Incorporation or otherwise with respect to indemnification and advancement of expenses of directors and officers of the corporation.

William Lyon Homes

As permitted under Section 145(g) of the Delaware General Corporation Law, Article IX of Delaware Lyon’s Certificate of Incorporation further provides that Delaware Lyon may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such persons’ status as such, whether or not the Delaware Lyon would have the power to indemnify the person against such liability under the provisions of law. Delaware Lyon also may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

Delaware Lyon’s bylaws contain provisions substantially similar to those found in Article VII and Article IX of Delaware Lyon’s Certificate of Incorporation.

Delaware Lyon has entered into indemnification agreements with certain of its directors and certain of its executive officers, among others, to provide them with the maximum indemnification allowed under Delaware Lyon’s Certificate of Incorporation and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being Delaware Lyon’s director, officer or employee, to the extent such indemnification is permitted by the laws of Delaware. Additionally, as permitted under Delaware General Corporation Law § 145(g), Delaware Lyon has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by the Delaware Lyon’s directors and officers in their capacity as such. The insurance obtained by Delaware Lyon also provides insurance coverage for certain liabilities which may be incurred by the directors and officers of the subsidiaries of Delaware Lyon, including California Lyon. in their capacities as such. None of the other Guarantor Registrants have separately obtained directors and officers liability insurance.

St. Helena Westminster Estates, LLC

As permitted by Section 18-108 of the Delaware Limited Liability Company Act, the Limited Liability Company Agreement of St. Helena Westminster Estates, LLC states that St. Helena Westminster Estates, LLC indemnifies and agrees to hold a member wholly harmless from and against any loss, expense or damage suffered by a member by reason of anything which such member may do or refrain from doing for and on behalf of St. Helena Westminster Estates, LLC and in furtherance of its interest, provided, however, that St. Helena Westminster Estates, LLC is not required to indemnify a member from any loss, expense or damage which such member may suffer as a result of such member’s willful misconduct or gross negligence in performing or in failing to perform such member’s duties hereunder and any such indemnity shall be recoverable only from the assets of St. Helena Westminster Estates, LLC.

The Limited Liability Company Agreement of St. Helena Westminster Estates, LLC also states that no member of St. Helena Westminster Estates, LLC shall be liable or accountable in damages or otherwise to St. Helena Westminster Estates, LLC for any error of judgment or any mistake of fact or law or for anything that such member may do or refrain from doing except in the case of willful misconduct or gross negligence.

William Lyon Homes

CALIFORNIA GUARANTORS

Section 317 of the California General Corporation Law (the “CGCL”) allows a corporation, in certain circumstances, to indemnify its directors and officers against certain expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the corporation, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the corporation is, in certain circumstances, permitted to indemnify its directors and officers against certain expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the corporation, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the corporation and its shareholders, provided that the specified court approval is obtained.

Section 204(a)(10) of the CGCL allows a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director’s duty to the corporation, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (ii) any transaction from which a director derived an improper personal benefit, (iii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith, (iv) acts or omissions showing a reckless disregard for the director’s duty to the corporation or its shareholders, (v) acts or omissions constituting an unexcused pattern of inattention to the director’s duty, or (v) liability under Section 310 of the CGCL relating to transactions between corporations and directors or corporations having interrelated directors, or (vi) the making of an illegal distribution to shareholders or an illegal loan or guaranty. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. Section 204(a)(11) of the CGCL allows a corporation to include a provision in the articles of incorporation authorizing the indemnification of agents in excess of that expressly permitted in Section 317 of the CGCL for breach of duty to the corporation and its stockholders, provided that the provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exceptions to Section 204(a)(10) of the CGCL or which are expressly prohibited by Section 317 of the CGCL. Section 317(g) of the CGCL provides that an article provision authorizing indemnification “in excess of that otherwise permitted under Section 317” or “to the fullest extent permissible under California law” is construed to be a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in Section 204(a)(11) of the CGCL.

Section 317(i) of the CGCL allows a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under Section 317 of the CGCL.

Section 17155 of the CGCL, permits the articles of organization or written operating agreement of a limited liability company to provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity, except

William Lyon Homes

with respect to a breach of fiduciary duty by a manager. In addition, the limited liability company may purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the limited liability company.

PH-LP Ventures and PH Ventures—San Jose

The Articles of Incorporation and Bylaws for PH-LP Ventures and PH Ventures—San Jose authorize these corporations to indemnify their respective directors and officers through bylaw provisions, agreements, a vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to a corporation and its shareholders.

The Articles of Incorporation and Bylaws for PH-LP Ventures and PH Ventures-San Jose also state that liability of the directors of these corporations for monetary damages shall be eliminated to the fullest extent permissible under California law.

California Equity Funding, Inc., Duxford Financial, Inc., Sycamore CC, Inc., Presley CMR, Inc., HSP Inc. and Presley Homes

The Articles of Incorporation for California Equity Funding, Inc., Duxford Financial, Inc., Sycamore CC, Inc., Presley CMR, Inc., HSP, Inc. and Presley Homes authorize these corporations to indemnify their respective officers and directors to the fullest extent permissible under California law and state that the liability of the directors of these corporations for monetary damages shall be eliminated to the fullest extent permissible under the CGCL.

The Bylaws of each of these corporations provide that each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving (during such person’s tenure as director or officer) at the request of the corporation, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of a Proceeding is an alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the CGCL, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such director or officer shall have the right to be paid by the corporation the expenses incurred in defending a Proceeding in advance of its final disposition; provided, however, that, if the CGCL requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the applicable provisions of the Bylaws or otherwise. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of the Bylaws or otherwise with respect to indemnification and advancement of expenses of directors and officers of the corporation.

William Lyon Homes

Additionally, the Bylaws of each of these corporations provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify the person against that expense, liability or loss under the CGCL. The corporation also may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

PH-Rielly Ventures

The Articles of Incorporation for PH-Rielly Ventures authorize the corporation to indemnify its directors and officers for breach of duty to the corporation and its shareholders through bylaw provisions, agreements, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the applicable limits set forth in Section 204 of the CGCL.

Section 6 of the Bylaws of PH-Rielly Ventures contains various provisions regarding the indemnification of agents of the corporation. Sections 6.1 through 6.6, which are modeled after CGCL §§ 317(a)-(f), are substantially similar to the indemnification provisions found in California Lyon’s Bylaws as set forth above. Sections 6.7 through 6.10 of the Bylaws of PH-Rielly Ventures are modeled after CGCL §§ 317(g)-(j), respectively, and the provisions found in these sections of the corporation’s Bylaws are substantially similar to the provisions of the corresponding section of the CGCL.

The Articles of Incorporation for PH-Rielly Ventures also state that liability of the directors of these corporations for monetary damages shall be eliminated to the fullest extent permissible under California law.

Lyon Montecito, LLC

The Operating Agreement for Lyon Montecito, LLC states that, to the fullest extent permitted by applicable law, an officer or member shall be entitled to indemnification from the company for any loss, damage, expense (including attorneys’ fees), liability or claim incurred by such officer or member by reason of any act or omission performed or omitted by such officer or member in good faith on behalf of the company and in a manner reasonably believed to be in the best interests of the company and within the scope of authority conferred on such officer or member by the operating agreement, except that no such officer or member shall be entitled to be indemnified in respect of any loss, damage, liability or claim incurred by such officer or member by reason of fraud, deceit, breach of fiduciary duty, reckless or intentional misconduct, gross negligence, or a knowing violation of law with respect to such acts or omissions; provided, however, that any such indemnity shall be provided out of and to the extent of company assets only, no debt shall be incurred by the company or the members in order to provide a source of funds for any indemnity, and no member shall have any personal liability (or any liability to make any additional capital contributions) on account thereof.

In addition, the Operating Agreement for Lyon Montecito, LLC provides that no officer or member shall be liable to the company or to any member or officer for any loss or damage sustained by the company or any member or officer in his capacity as such, unless the loss or damage shall have been the result of

William Lyon Homes

fraud, deceit, reckless or intentional misconduct, gross negligence, or a knowing violation of law by the officer or member.

The Ranch Golf Club Co.

The General Partnership Agreement of The Ranch Golf Club Co. provides that the partnership shall indemnify, defend and hold harmless to the maximum extent permitted by law each of the partners for all payments and personal liabilities incurred in the course of the partnership’s business or for the preservation of its business or property so long as such payments or liabilities were incurred (a) with a good faith belief by the partner that such action was authorized and (b) with the good faith belief that the actions taken would be in the best interests of the partnership. The partnership shall pay the costs of defense covered by the foregoing indemnity (presuming that the indemnified party acted with a good faith belief that the action was authorized and a good faith belief that the actions taken would be in the best interests of the partnership), subject to the indemnified party’s confirming the obligation to reimburse the partnership in the event of a definitive determination that the indemnified party did not act with a good faith belief that the action was authorized and a good faith belief that the actions taken would be in the best interests of the partnership or that the indemnification is precluded by applicable law.

ARIZONA GUARANTOR

Arizona Revised Statutes (“ARS”) § 10-851 allows a corporation, in certain circumstances, to indemnify its directors against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors of the corporation, if such persons acted in good faith and either (i) in a manner they reasonably believed to be in the best interests of the corporation (if acting in a official capacity), or (ii) in a manner they reasonably believed was at least not opposed to the corporation’s best interests (in all other cases). A corporation may indemnify its directors with respect to any criminal action or proceeding if, in addition to the above conditions being met, the individual had no reasonable cause to believe his or her conduct was unlawful. Directors may not be indemnified under ARS § 10-851 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification in connection with a proceeding by or in the right of the corporation, if permitted, is limited to reasonable expenses incurred in connection with the proceeding. In addition, a corporation may indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to ARS § 10-202.

ARS § 10-202 provides that the articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages, and permitting or making obligatory indemnification of a director, for liability for any action taken or any failure to take any action as a director, except liability for any of the following: (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of ARS § 10-833; and (d) an intentional violation of criminal law.

ARS § 10-852 provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to

William Lyon Homes

which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. ARS § 10-852 also provides that, under certain circumstances, unless limited by its articles of incorporation or other provisions of the ARS, a corporation shall indemnify an outside director against liability. ARS § 10-854 provides that, unless a corporation’s articles of incorporation provide otherwise, a director of a corporation who is a party to a proceeding may apply for indemnification or an advance for expenses to the court conducting the proceeding or another court of competent jurisdiction. Upon receipt of an application, a court may order indemnification or advance for expenses if it determines either (i) the director is entitled to mandatory indemnification under ARS § 10-852, or (ii) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

ARS § 10-856 provides that a corporation may indemnify its officers against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties because the individual is or was an officer of the corporation to the same extent as a director. If the individual is an officer but not a director (or is both but is made a party to the proceeding solely because of an act or omission as an officer), a corporation may indemnify and advance expenses to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or (ii) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders, or (c) an intentional violation of criminal law. An officer of a corporation who is not a director is entitled to mandatory indemnification as a prevailing party under ARS § 10-852 and may apply to a court under § 10-854 for indemnification or an advance for expenses, in each case to the same extent to which a director is entitled to indemnification or advance for expenses under those sections.

ARS § 10-856 provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under sections ARS §§ 10-850 to 10-858.

William Lyon Southwest, Inc.

The Articles of Incorporation for William Lyon Southwest, Inc. provides that the corporation shall indemnify, to the maximum extent permitted by applicable law, any person who incurs liability or expense by reason of such person acting as an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that the directors and officers of the corporation shall be indemnified to the maximum extent allowed under the Arizona Business Corporation Act and not prohibited by the articles of incorporation.

The Articles of Incorporation for William Lyon Southwest, Inc. also state that, to the fullest extent permitted by the ARS, as amended from time to time, directors shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director.

William Lyon Homes

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.		Description of Document
1.1	(6)	Purchase Agreement dated January 28, 2004 among William Lyon Homes, Inc., the Guarantors (as defined therein) and UBS Securities LLC, as Initial Purchaser.
2.1	(1)	Certificate of Ownership and Merger.
4.1	(2)	Specimen certificate of Common Stock.
4.2	(3)	Indenture dated as of June 29, 1994 between American Bank & Trust Company, as Trustee, and The Presley Companies and Presley Homes.
4.3	(4)	Form of First Supplemental Indenture dated as of July 1, 2001 amending and supplementing the Indenture dated as of June 29, 1994 by and among William Lyon Homes f/k/a The Presley Companies, a Delaware corporation, as Company, William Lyon Homes, Inc. f/k/a Presley Homes, f/k/a The Presley Companies, a California corporation, as Guarantor, and Firstar Bank, N.A., as successor-in-interest to American National Bank and Trust Company, as Trustee.
4.4	(5)	Indenture dated as of March 17, 2003 among the Company, the Guarantors (as defined therein), and U.S. Bank National Association, as Trustee (including form of notes and guarantees).
4.5	(6)	Indenture dated as of February 6, 2004 among the Company, the Guarantors (as defined therein), and U.S. Bank National Association, as Trustee (the “Indenture”) (including form of notes and guarantees).
4.6	(6)	Registration Rights Agreement dated as of February 6, 2004 by and among the Company, the Guarantors (as defined therein), and UBS Securities LLC, as Initial Purchaser.
5.1		Opinion of Irell & Manella LLP as to the validity of the notes.
10.1	(7)	Loan Agreement dated as of September 25, 2000 between William Lyon Homes, Inc., a California corporation, the “Borrower,” and Residential Funding Corporation, a Delaware corporation, “Lender.”
10.2	(8)	First Amendment to Loan Agreement, dated as of July 13, 2001, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.3	(8)	Second Amendment to Loan Agreement and to Other Loan Documents, dated as of March 28, 2002, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.4	(8)	Third Amendment to Loan Agreement and to Other Loan Documents, dated as of January 10, 2003, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.5	(8)	Fourth Amendment to Loan Agreement, dated as of January 23, 2003, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.6	(7)	Master Loan Agreement dated as of August 31, 2000 by and between William Lyon Homes, Inc., a California corporation (“Borrower”) and Guaranty Federal Bank, F.S.B., a federal savings bank organized and existing under the laws of the United States (“Lender”).
10.7	(9)	Agreement for First Modification of Deeds of Trust and Other Loan Instruments, dated as of June 8, 2001, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.

William Lyon Homes

Exhibit No.	Description of Document
10.8(8)	Agreement for Second Modification of Deeds of Trust and Other Loan Instruments, dated as of July 23, 2001, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.9(8)	Agreement for Third Modification of Deeds of Trust and Other Loan Instruments, dated as of December 19, 2001, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.10(8)	Agreement for Fourth Modification of Deeds of Trust and Other Loan Instruments, dated as of May 29, 2002, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.11(10)	Agreement for Fifth Modification of Deeds of Trust and Other Loan Agreements, dated as of June 6, 2003, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.12(6)	Agreement for Sixth Modification of Deeds of Trust and Other Loan Agreements, dated as of November 14, 2003, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.13(7)	Revolving Line of Credit Loan Agreement (Borrowing Base Loan) by and between California Bank & Trust, a California banking corporation, and William Lyon Homes, Inc., a California corporation, dated as of September 21, 2000.
10.14(11)	Agreement to Modify Loan Agreement, Promissory Note and Deed of Trust, dated as of September 18, 2002, by and between William Lyon Homes, Inc., a California corporation, as borrower, and California Bank & Trust, a California banking corporation, as lender.
10.15(8)	Second Agreement to Modify Loan Agreement, Promissory Note and Deed of Trust, dated as of December 13, 2002, by and between William Lyon Homes, Inc., a California corporation, as borrower, and California Bank & Trust, a California banking corporation, as lender.
10.16(6)	Third Agreement to Modify Loan Agreement, Promissory Note and Deed of Trust, dated as of January 26, 2004, by and between William Lyon Homes, Inc., a California corporation, as borrower, and California Bank & Trust, a California banking corporation, as lender.
10.17(10)	Mortgage Warehouse Loan and Security Agreement dated as of June 1, 2003 between Duxford Financial, Inc., and Bayport Mortgage, L.P. as Borrower and First Tennessee Bank as Lender.
10.18(12)	Credit Agreement dated August 29, 2003 between Duxford Financial, Inc. and Bayport Mortgage, L.P. as Borrower and Guaranty Bank as Lender.
10.19(6)	Amendment No. 1 to Credit Agreement dated as of January 27, 2004 between Duxford Financial, Inc. and Bayport Mortgage, L.P. as Borrower and Guaranty Bank as Lender.
12.1	Statement of computation of ratio of earnings to fixed charges.
23.1	Consent of Independent Auditors.
23.2	Consent of Irell & Manella LLP. (included in Exhibit 5.1)
24.1(13)	Powers of Attorney.

William Lyon Homes

Exhibit No.	Description of Document
25.1(13)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2(13)	Form of Notice of Guaranteed Delivery.
99.3(13)	Form of Broker Letter.
99.4(13)	Form of Letter to Holders and DTC Participants.

(1)	Previously filed as an exhibit to the Current Report on Form 8-K of William Lyon Homes, a Delaware corporation (the “Company”) filed January 5, 2000 and incorporated herein by this reference.
(2)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4, and amendments thereto (SEC Registration No. 333-88569), and incorporated herein by this reference.
(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, and amendments thereto (SEC Registration No. 33-79088), and incorporated herein by this reference.
(4)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by this reference.
(5)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, and amendments thereto (SEC Registration No. 333-98287), and incorporated herein by this reference.
(6)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.
(7)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by this reference
(8)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by this reference.
(9)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 and incorporated herein by this reference.
(10)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 and incorporated herein by this reference.
(11)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 and incorporated herein by this reference.
(12)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 and incorporated herein by this reference.
(13)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-114691) filed April 21, 2004 and incorporated herein by this reference.

William Lyon Homes

Item 22.    Undertakings

The undersigned registrants hereby undertake:

(a) (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to the be initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

William Lyon Homes

(e)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 8th day of June, 2004.

WILLIAM LYON HOMES, INC.

By:	/s/ WADE H. CABLE
Name: Wade H. Cable
Title: President

WILLIAM LYON HOMES

By:	/s/ WADE H. CABLE
Name: Wade H. Cable
Title: President

CALIFORNIA EQUITY FUNDING, INC.

By:	/s/ MICHAEL D. GRUBBS
Name: Michael D. Grubbs
Title: Senior Vice President

PH-LP VENTURES

By:	/s/ WADE H. CABLE
Name: Wade H. Cable
Title: President

DUXFORD FINANCIAL, INC.

By:	/s/ WADE H. CABLE
Name: Wade H. Cable
Title: Executive Vice President

SYCAMORE CC, INC.

By:	/s/ WADE H. CABLE
Name: Wade H. Cable
Title: President

PRESLEY CMR, INC.

By:	/s/ WADE H. CABLE
Name: Wade H. Cable
Title: President

WILLIAM LYON SOUTHWEST, INC.

By:	/s/ WADE H. CABLE
Name: Wade H. Cable
Title: President

Signatures

PH-RIELLY VENTURES

By:	/s/ WADE H. CABLE

Name: Wade H. Cable
Title: President

PRESLEY HOMES

By:	/s/ WADE H. CABLE

Name: Wade H. Cable
Title: President

HSP, INC.

By:	/s/ RICHARD S. ROBINSON

Name: Richard S. Robinson
Title: Senior Vice President—Finance

PH VENTURES—SAN JOSE

By:	/s/ WADE H. CABLE

Name: Wade H. Cable
Title: President

THE RANCH GOLF CLUB CO.

By:	William Lyon Homes, Inc.,
its General Partner

	By:	/s/ WADE H. CABLE

Name: Wade H. Cable
Title: President

ST. HELENA WESTMINSTER ESTATES, LLC

By:	William Lyon Homes, Inc.,
its Sole Member

	By:	/s/ WADE H. CABLE

Name: Wade H. Cable
Title: President

LYON MONTECITO, LLC

By:	William Lyon Homes, Inc.,
its Sole Member

	By:	/s/ WADE H. CABLE

Name: Wade H. Cable
Title: President

OX I OXNARD, L.P.

By:	William Lyon Homes, Inc.,
its General Partner

	By:	/s/ WADE H. CABLE

Name: Wade H. Cable
Title: President

Signatures

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement of Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

ON BEHALF OF WILLIAM LYON HOMES, INC. AND THE FOLLOWING CO-REGISTRANTS:

PH-LP VENTURES

PH-RIELLY VENTURES

PH VENTURES-SAN JOSE

PRESLEY CMR, INC.

SYCAMORE CC, INC.

WILLIAM LYON SOUTHWEST, INC.

Signature	Title	Date

/s/ WILLIAM LYON William Lyon

Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer) of each of:

William Lyon Homes, Inc.

PH-LP Ventures

PH-Rielly Ventures

PH Ventures-San Jose

Presley CMR, Inc.

Sycamore CC, Inc.

William Lyon Southwest, Inc.

June 8, 2004

/s/ WADE H. CABLE Wade H. Cable	Director, President and Chief Operating Officer of each of: William Lyon Inc. PH-LP Ventures PH-Rielly Ventures PH Ventures-San Jose Presley CMR, Inc. Sycamore CC, Inc. William Lyon Southwest, Inc.	June 8, 2004

Signature	Title	Date

/s/ MICHAEL D. GRUBBS Michael D. Grubbs

Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer) of each of:

William Lyon Homes, Inc.

PH-LP Ventures

PH-Rielly Ventures

PH Ventures-San Jose

Presley CMR, Inc.

Sycamore CC, Inc.

William Lyon Southwest, Inc.

June 8, 2004

/s/ W. DOUGLASS HARRIS W. Douglass Harris	Vice President and Corporate Controller of each of: William Lyon Homes, Inc. PH-LP Ventures PH-Rielly Ventures PH Ventures-San Jose Presley CMR, Inc. Sycamore CC, Inc. William Lyon Southwest, Inc.	June 8, 2004

ON BEHALF OF WILLIAM LYON HOMES, INC. AS:

THE GENERAL PARTNER OF OX I OXNARD, L.P. AND THE RANCH GOLF CLUB CO.; AND

THE SOLE MEMBER OF ST. HELENA WESTMINSTER ESTATES, LLC AND LYON MONTECITO, LLC.

Signature	Title	Date

/s/ WILLIAM LYON William Lyon	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer) of William Lyon Homes, Inc.	June 8, 2004

/s/ WADE H. CABLE Wade H. Cable	Director, President and Chief Operating Officer of William Lyon Homes, Inc.	June 8, 2004

/s/ MICHAEL D. GRUBBS Michael D. Grubbs	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer) of William Lyon Homes, Inc.	June 8, 2004

/s/ W. DOUGLASS HARRIS W. Douglass Harris	Vice President and Corporate Controller (Principal Accounting Officer) of William Lyon Homes, Inc.	June 8, 2004

ON BEHALF OF WILLIAM LYON HOMES:

Signature	Title	Date

/s/ WILLIAM LYON William Lyon	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 8, 2004

/s/ WADE H. CABLE Wade H. Cable	Director, President and Chief Operating Officer	June 8, 2004

/s/ MICHAEL D. GRUBBS Michael D. Grubbs	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 8, 2004

/s/ W. DOUGLASS HARRIS W. Douglass Harris	Vice President and Corporate Controller (Principal Accounting Officer)	June 8, 2004

/s/ * James E. Dalton	Director	June 8, 2004

/s/ * Richard E. Frankel	Director	June 8, 2004

/s/ * William H. Lyon	Director	June 8, 2004

/s/ * William H. McFarland	Director	June 8, 2004

Alex Meruelo	Director

/s/ * Michael L. Meyer	Director	June 8, 2004

/s/ * Randolph W. Westerfield	Director	June 8, 2004

ON BEHALF OF CALIFORNIA EQUITY FUNDING, INC.:

Signature	Title	Date

/s/ * Alan D. Uman	President and Chief Executive Officer (Principal Executive Officer)	June 8, 2004

/s/ MICHAEL D. GRUBBS Michael D. Grubbs	Director, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)	June 8, 2004

/s/ W. DOUGLASS HARRIS W. Douglass Harris	Director, Vice President and Corporate Controller (Principal Accounting Officer)	June 8, 2004

/s/ RICHARD S. ROBINSON Richard S. Robinson	Director and Senior Vice President—Finance	June 8, 2004

ON BEHALF OF DUXFORD FINANCIAL, INC.:

Signature	Title	Date

/s/ * Richard E. Frankel	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 8, 2004

/s/ WILLIAM LYON William Lyon	Vice Chairman of the Board of Directors and Executive Vice President	June 8, 2004

/s/ WADE H. CABLE Wade H. Cable	Director and Executive Vice President	June 8, 2004

/s/ MICHAEL D. GRUBBS Michael D. Grubbs	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)	June 8, 2004

/s/ W. DOUGLASS HARRIS W. Douglass Harris	Vice President and Treasurer (Principal Accounting Officer)	June 8, 2004

ON BEHALF OF HSP INC.:

Signature	Title	Date

/s/ * C. Dean Stewart	Director and President (Principal Executive Officer)	June 8, 2004

/s/ WADE H. CABLE Wade H. Cable	Director	June 8, 2004

/s/ * Larry I. Smith	Director and Senior Vice President	June 8, 2004

/s/ W. DOUGLASS HARRIS W. Douglass Harris	Treasurer (Principal Financial and Accounting Officer)	June 8, 2004

*By:	/s/ WADE H. CABLE
Wade H. Cable Attorney-in-Fact

Exhibit index

Exhibit No.		Description of Document
1.1	(6)	Purchase Agreement dated January 28, 2004 among William Lyon Homes, Inc., the Guarantors (as defined therein) and UBS Securities LLC, as Initial Purchaser.
2.1	(1)	Certificate of Ownership and Merger.
4.1	(2)	Specimen certificate of Common Stock.
4.2	(3)	Indenture dated as of June 29, 1994 between American Bank & Trust Company, as Trustee, and The Presley Companies and Presley Homes.
4.3	(4)	Form of First Supplemental Indenture dated as of July 1, 2001 amending and supplementing the Indenture dated as of June 29, 1994 by and among William Lyon Homes f/k/a The Presley Companies, a Delaware corporation, as Company, William Lyon Homes, Inc. f/k/a Presley Homes, f/k/a The Presley Companies, a California corporation, as Guarantor, and Firstar Bank, N.A., as successor-in-interest to American National Bank and Trust Company, as Trustee.
4.4	(5)	Indenture dated as of March 17, 2003 among the Company, the Guarantors (as defined therein), and U.S. Bank National Association, as Trustee (including form of notes and guarantees).
4.5	(6)	Indenture dated as of February 6, 2004 among the Company, the Guarantors (as defined therein), and U.S. Bank National Association, as Trustee (the “Indenture”) (including form of notes and guarantees).
4.6	(6)	Registration Rights Agreement dated as of February 6, 2004 by and among the Company, the Guarantors (as defined therein), and UBS Securities LLC, as Initial Purchaser.
5.1		Opinion of Irell & Manella LLP as to the validity of the notes.
10.1	(7)	Loan Agreement dated as of September 25, 2000 between William Lyon Homes, Inc., a California corporation, the “Borrower,” and Residential Funding Corporation, a Delaware corporation, “Lender.”
10.2	(8)	First Amendment to Loan Agreement, dated as of July 13, 2001, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.3	(8)	Second Amendment to Loan Agreement and to Other Loan Documents, dated as of March 28, 2002, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.4	(8)	Third Amendment to Loan Agreement and to Other Loan Documents, dated as of January 10, 2003, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.5	(8)	Fourth Amendment to Loan Agreement, dated as of January 23, 2003, between William Lyon Homes, Inc., a California corporation, as borrower, and RFC Construction Funding Corp., a Delaware corporation, as lender.
10.6	(7)	Master Loan Agreement dated as of August 31, 2000 by and between William Lyon Homes, Inc., a California corporation (“Borrower”) and Guaranty Federal Bank, F.S.B., a federal savings bank organized and existing under the laws of the United States (“Lender”).
10.7	(9)	Agreement for First Modification of Deeds of Trust and Other Loan Instruments, dated as of June 8, 2001, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.

Exhibit index

Exhibit No.	Description of Document
10.8(8)	Agreement for Second Modification of Deeds of Trust and Other Loan Instruments, dated as of July 23, 2001, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.9(8)	Agreement for Third Modification of Deeds of Trust and Other Loan Instruments, dated as of December 19, 2001, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.10(8)	Agreement for Fourth Modification of Deeds of Trust and Other Loan Instruments, dated as of May 29, 2002, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.11(10)	Agreement for Fifth Modification of Deeds of Trust and Other Loan Agreements, dated as of June 6, 2003, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.12(6)	Agreement for Sixth Modification of Deeds of Trust and Other Loan Agreements, dated as of November 14, 2003, by and between William Lyon Homes, Inc., a California corporation, as borrower, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (formerly known as “Guaranty Federal Bank, F.S.B.”), as lender.
10.13(7)	Revolving Line of Credit Loan Agreement (Borrowing Base Loan) by and between California Bank & Trust, a California banking corporation, and William Lyon Homes, Inc., a California corporation, dated as of September 21, 2000.
10.14(11)	Agreement to Modify Loan Agreement, Promissory Note and Deed of Trust, dated as of September 18, 2002, by and between William Lyon Homes, Inc., a California corporation, as borrower, and California Bank & Trust, a California banking corporation, as lender.
10.15(8)	Second Agreement to Modify Loan Agreement, Promissory Note and Deed of Trust, dated as of December 13, 2002, by and between William Lyon Homes, Inc., a California corporation, as borrower, and California Bank & Trust, a California banking corporation, as lender.
10.16(6)	Third Agreement to Modify Loan Agreement, Promissory Note and Deed of Trust, dated as of January 26, 2004, by and between William Lyon Homes, Inc., a California corporation, as borrower, and California Bank & Trust, a California banking corporation, as lender.
10.17(10)	Mortgage Warehouse Loan and Security Agreement dated as of June 1, 2003 between Duxford Financial, Inc., and Bayport Mortgage, L.P. as Borrower and First Tennessee Bank as Lender.
10.18(12)	Credit Agreement dated August 29, 2003 between Duxford Financial, Inc. and Bayport Mortgage, L.P. as Borrower and Guaranty Bank as Lender.
10.19(6)	Amendment No. 1 to Credit Agreement dated as of January 27, 2004 between Duxford Financial, Inc. and Bayport Mortgage, L.P. as Borrower and Guaranty Bank as Lender.
12.1	Statement of computation of ratio of earnings to fixed charges.
23.1	Consent of Independent Auditors.
23.2	Consent of Irell & Manella LLP. (included in Exhibit 5.1)
24.1(13)	Powers of Attorney.

Exhibit index

Exhibit No.	Description of Document
25.1(13)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2(13)	Form of Notice of Guaranteed Delivery.
99.3(13)	Form of Broker Letter.
99.4(13)	Form of Letter to Holders and DTC Participants.

(1)	Previously filed as an exhibit to the Current Report on Form 8-K of William Lyon Homes, a Delaware corporation (the “Company”) filed January 5, 2000 and incorporated herein by this reference.
(2)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4, and amendments thereto (SEC Registration No. 333-88569), and incorporated herein by this reference.
(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, and amendments thereto (SEC Registration No. 33-79088), and incorporated herein by this reference.
(4)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by this reference.
(5)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, and amendments thereto (SEC Registration No. 333-98287), and incorporated herein by this reference.
(6)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.
(7)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by this reference
(8)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by this reference.
(9)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 and incorporated herein by this reference.
(10)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 and incorporated herein by this reference.
(11)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 and incorporated herein by this reference.
(12)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 and incorporated herein by this reference.
(13)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-114691) filed April 21, 2004 and incorporated herein by this reference.